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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

IRONWOOD PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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301 Binney Street
Cambridge, Massachusetts 02142

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.

Date:	Thursday, May 30, 2019
Time:	9:00 a.m. Eastern Time
Place:	Ironwood Pharmaceuticals, Inc. 301 Binney Street Cambridge, MA 02142
Purpose:	We are holding the annual meeting for stockholders to consider five company sponsored proposals:
	1.	To elect our Class III directors, Andrew Dreyfus, Julie H. McHugh and Edward P. Owens, each for a three-year term;
	2.	To hold an advisory vote on named executive officer compensation;
	3.	To amend our Certificate of Incorporation to declassify the board of directors;
	4.	To approve our 2019 Equity Incentive Plan; and
	5.	To ratify our audit committee's selection of Ernst & Young LLP as our auditors for 2019.
We will also consider action on any other matter that may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.

        Our board of directors recommends you vote "for" each of the nominees for Class III director (proposal no. 1), "for" on an advisory vote on named executive officer compensation (proposal no. 2), "for" the proposed amendment to our certificate of incorporation (proposal no. 3), "for" our 2019 Equity Incentive Plan (proposal no. 4), and "for" ratification of our selection of auditors (proposal no. 5).    Only stockholders of record at the close of business on April 9, 2019 are entitled to notice of and to vote at the meeting.

        You are cordially invited to attend the annual meeting in person. To ensure that your vote is counted at the annual meeting, however, please vote as promptly as possible.

Proxy Material Mailing Date: [ ], 2019	Sincerely, Chief Executive Officer

301 Binney Street
Cambridge, Massachusetts 02142

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        Our board of directors is soliciting proxies for the 2019 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and accompanying proxy card are first being mailed to the stockholders on or about [                        ]. All stockholders will also have the ability to access the proxy materials online through the Investors section of our website at www.ironwoodpharma.com, under the heading Featured Reports.

        In this proxy statement, references to "the company" or "Ironwood" and, except within the Audit Committee Report and the Compensation Committee Report, references to "we", "us" or "our" mean Ironwood Pharmaceuticals, Inc. LINZESS® is a trademark of Ironwood Pharmaceuticals, Inc. ZURAMPIC® and DUZALLO® are trademarks of AstraZeneca AB. Any other trademarks referred to in this proxy statement are the property of their respective owners. All rights reserved.

        The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

        Who can vote.    Only stockholders of record of our common stock at the close of business on April 9, 2019 can vote at the meeting.

        Quorum.    In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented in person or by proxy at the meeting. On our record date, April 9, 2019, we had 155,633,473 shares of our common stock outstanding and entitled to vote. With respect to all matters that will come before the meeting, each share is entitled to one vote.

        Voting procedures—stockholders of record and beneficial owners.    You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a "nominee", holds your stock. This is often called ownership in "street name" because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your broker nominee.

        How to vote your shares.

        If you are a stockholder of record, there are four ways to vote:

  •
  In Person.  You may vote in person at the annual meeting. We will give you a ballot when you arrive. Directions to the annual meeting, which is being held at our corporate headquarters at 301 Binney Street, Cambridge, MA 02142, are available through the About Us section of our website at www.ironwoodpharma.com, under the heading Contact Us.

  •
  Via the Internet.  You may vote by proxy via the internet by following the instructions provided on the proxy card. You must have the control number that is on the proxy card when voting.

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  By Telephone.  If you live in the United States or Canada, you may vote by proxy by calling the toll-free number found on the proxy card. You must have the control number that is on the proxy card when voting.

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  By Mail.  You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

        If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

  •
  In Person.  If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the nominee that holds your shares. Please contact that nominee for instructions regarding obtaining a legal proxy. Directions to the annual meeting, which is being held at our corporate headquarters at 301 Binney Street, Cambridge, MA 02142, are available through the About Us section of our website at www.ironwoodpharma.com, under the heading Contact Us.

  •
  Via the Internet.  You may provide voting instructions via the internet by following the instructions provided on your voting instruction form. You must have the control number that is on the voting instruction form when voting.

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  By Telephone.  You may provide voting instructions by calling the toll-free number found on your voting instruction form. You must have the control number that is on the voting instruction form when voting.

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  By Mail.  You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

        How you may revoke your proxy or voting instructions.    If you are a stockholder of record, you may revoke or amend your proxy before it is voted at the annual meeting by writing to us directly in a timely manner "revoking" your earlier proxy, submitting a new proxy in a timely manner with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting in person. Your last dated proxy timely received prior to or vote cast at the annual meeting will be counted.

        What if you receive more than one proxy card or voting instruction form?    This means that you may have more than one account at Computershare and/or with a nominee. Your proxy card or voting instruction form lists the number of shares you are voting. Please vote all proxy cards and voting instruction forms that you receive.

        We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 662-7232, as applicable.

        Abstentions and "broker non-votes."    If you are a stockholder of record and you vote "abstain" or "withhold" on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding shares through a broker nominee, you may instruct your broker nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.

        A broker nominee generally may not vote on "non-routine" matters without receiving your specific voting instructions. A "broker non-vote" occurs when a broker nominee holding shares in street name votes shares on some matters at the meeting but not others. Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. At the annual meeting, your broker nominee will not be able to submit a vote on the election of directors, the advisory votes on named executive officer compensation, the amendment to our certificate of incorporation or the approval of our 2019 Equity Incentive Plan unless it receives your specific instructions. If your broker nominee does not receive your specific instructions for these proposals, it will submit a broker non-vote. The broker nominee will, however, be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions, so we do not expect any broker non-votes will exist in connection with such proposal.

        Discretionary authority.    If you are a stockholder of record and you properly submit your proxy card without making any specific selections, your shares will be voted on each matter before the annual meeting in the manner recommended by our board. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine, to the extent permitted by Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. If you are a beneficial owner of shares held in street name, please see the discussion above regarding broker non-votes and the rules related to voting by broker nominees.

        Vote required.    The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.

  1.
  Proposal No. 1—Election of Class III Directors:    the three nominees for director with the highest number of affirmative votes will be elected as directors to serve for three-year terms and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

  2.
  Proposal No. 2—Advisory (non-binding) Vote on Named Executive Officer Compensation, or "Say-on-Pay":    because this proposal calls for a non-binding, advisory vote there is no "required vote" that would constitute approval. However, our board, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate what actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

  3.
  Proposal No. 3—Amendment to our Certificate of Incorporation:    the approval of this proposal requires the affirmative vote of a majority of our outstanding common stock as of the record date. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes, or otherwise, will have the same effect as a vote against this proposal.

  4.
  Proposal No. 4—Approval of our 2019 Equity Incentive Plan:    the approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

  5.
  Proposal No. 5—Ratification of Auditors:    the approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter.

        Results of the voting.    We expect to announce the preliminary voting results at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission, or the SEC, within four business days following the annual meeting.

        Costs of solicitation and solicitation participants.    We will pay the costs of soliciting proxies. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally, electronically or by telephone, facsimile or mail or other means, without additional compensation. We may request that brokerage firms, banks and other agents forward proxy materials to beneficial owners and we would reimburse such institutions for their out-of-pocket expenses incurred.

        We may also utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We have engaged one such third party, MacKenzie Partners, to assist in the solicitation of proxies and provide related advice and informational support, for service fees of up to $20,000 and the reimbursement of certain expenses.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 2, 2019 for:

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  each person whom we know beneficially owns more than five percent of our common stock;

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  each of our directors;

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  each of our named executive officers; and

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  all of our directors and executive officers as a group.

        The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

        The percentage of common stock beneficially owned by each person is based on 155,633,473 shares of common stock outstanding on April 2, 2019. Shares of common stock that may be acquired within 60 days following April 2, 2019 pursuant to the exercise of options or the vesting of restricted stock units, or RSUs, are included in the holdings of each stockholder, as applicable, and are deemed to be outstanding for the purpose of computing the percentage ownership of such holder. Such amounts, however, are not included in the holdings of any other stockholder in the table and are not deemed to be outstanding for computing the percentage ownership of any other holder shown in the table. Beneficial ownership representing less than one percent is denoted with an "*."

        Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142.

Name of Beneficial Owner	Number of Shares of our Common Stock(1)	Percentage
Officers and Directors(2)
Peter M. Hecht(3)	5,430,772	3.4%
Gina Consylman(4)	166,857	*
Mark G. Currie(5)	1,426,698	*
Thomas A. McCourt(6)	1,111,492	*
William Huyett(7)	149,185	*
Andrew Dreyfus	58,107	*
Jon Duane	2,995	*
Marla Kessler	2,995	*
Mark Mallon	0	*
Julie H. McHugh	88,131	*
Catherine Moukheibir	2,995	*
Lawrence S. Olanoff	37,553	*
Edward P. Owens	199,528	*
All executive officers and directors as a group (14 persons)(8)	9,294,741	5.9%

5% Security Holders
Wellington Management Group LLP(9)	19,600,069	12.6%
FMR LLC (Fidelity)(10)	14,872,366	9.6%
The Vanguard Group(11)	13,360,554	8.6%
BlackRock, Inc.(12)	12,317,565	7.9%
Brown Capital Management, LLC(13)	10,129,331	6.5%
UBS Group AG(14)	8,591,679	5.5%

(1)
The share numbers referenced in this table give effect to certain adjustments made on April 1, 2019 to outstanding equity awards in connection with the Separation (as defined below).

(2)
Marsha H. Fanucci, Amy W. Schulman, Dr. Hecht and Terrance G. McGuire transitioned off the Ironwood board of directors and joined the Cyclerion (as defined below) board of directors on April 1, 2019 in connection with the Separation. Douglas E. Williams transitioned off of the Ironwood board of directors on April 1, 2019 in connection with the Separation. In addition, Dr. Hecht and Dr. Currie transitioned from Ironwood to Cyclerion on April 1, 2019 in connection with the Separation, Dr. Currie joined the Ironwood board of directors, and Mr. Mallon became the chief executive officer of Ironwood and joined the Ironwood board of directors.

(3)
Includes 3,213,406 shares of common stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following April 2, 2019.

(4)
Includes (i) 125,564 shares of common stock issuable to Ms. Consylman upon the exercise of options that are exercisable within 60 days following April 2, 2019 and (ii) 13,483 restricted stock units that vest on May 9, 2019.

(5)
Includes (i) 893,740 shares of common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following April 2, 2019 and (ii) 13,483 restricted stock units that vest on May 9, 2019.

(6)
Includes (i) 1,056,230 shares of common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following April 2, 2019 and (ii) 13,483 restricted stock units that vest on May 9, 2019.

(7)
Includes (i) 121,639 shares of common stock issuable to Mr. Huyett upon the exercise of options that are exercisable within 60 days following April 2, 2019 and (ii) 13,483 restricted stock units that vest on May 9, 2019.

(8)
Includes (i) 5,948,723 shares of common stock issuable upon the exercise of options that are exercisable within 60 days following April 2, 2019 and (ii) 67,415 restricted stock units that vest on May 9, 2019.

(9)
Based upon the information provided by Wellington Management Group LLP, or Wellington, Wellington Group Holdings LLP, or Wellington Group, Wellington Investment Advisors Holdings LLP, or Wellington Investment, and Wellington Management Company LLP, or Wellington Management and, collectively with Wellington, Wellington Group and Wellington Investment, the Wellington Entities in a Schedule 13G/A filed on February 12, 2019, reporting as of December 31, 2018. According to this Schedule 13G/A, (i) Wellington has sole voting and sole dispositive power with respect to none of these shares, shared voting power with respect to 11,839,894 of these shares, and shared dispositive power with respect to all of these shares, (ii) Wellington Group has sole voting and sole dispositive power with respect to none of these shares, shared voting power with respect to 11,839,894 of these shares, and shared dispositive power with respect to all of these shares, (iii) Wellington Investment has sole voting and sole dispositive power with respect to none of these shares, shared voting power with respect to 11,839,894 of these shares, and shared dispositive power with respect to all of these shares, and (iv) Wellington Management has sole voting and sole dispositive power with respect to none of these shares, shared voting power with respect to 11,445,939 of these shares, and shared dispositive power with respect to 18,079,233 of these shares. The address of the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(10)
Based upon the information provided by FMR LLC, or FMR and Abigail P. Johnson in a Schedule 13G/A filed on February 13, 2019, reporting as of December 31, 2018. According to this Schedule 13G/A, (i) FMR has sole voting power with respect to 3,466,218 of these shares, sole dispositive power with respect to all of these shares, and neither shared voting nor shared dispositive power with respect to these shares, and (ii) Ms. Johnson has neither sole nor shared voting power with respect to these shares, sole dispositive power with respect to all of these shares, and shared dispositive power with respect to none of these shares. The address of FMR and Ms. Johnson is 245 Summer Street, Boston, MA 02210.

(11)
Based upon the information provided by The Vanguard Group, or Vanguard, in a Schedule 13G/A filed on February 13, 2019, reporting as of December 31, 2018. According to this Schedule 13G/A, Vanguard has sole voting power with respect to 291,521 of these shares, sole dispositive power with respect to 13,063,404 of these shares, shared voting power with respect to 19,406 of these shares and shared dispositive power with respect to 297,150 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based upon the information provided by BlackRock, Inc., or BlackRock, in a Schedule 13G/A filed on February 4, 2019, reporting as of December 31, 2018. According to this Schedule 13G/A, Blackrock has sole voting power with respect to 11,874,500 of these shares, sole dispositive power with respect to all of these shares, and shared voting and shared dispositive power with respect to none of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(13)
Based upon the information provided by Brown Capital Management, LLC, or Brown Capital, in a Schedule 13G filed on February 14, 2019, reporting as of December 31, 2018. According to this

  Schedule 13G, Brown Capital has sole voting power with respect to 6,449,894 of these shares, sole dispositive power with respect to all of these shares, and shared voting power and shared dispositive power with respect to none of these shares. The address of Brown Capital is 1201 N. Calvert Street, Baltimore, MD 21202.

(14)
Based upon the information provided by UBS Group AG, or UBS, in a Schedule 13G filed on February 13, 2019, reporting as of December 31, 2018. According to this Schedule 13G, UBS has sole voting power with respect to 7,632,375 of these shares, shared dispositive power with respect to all of these shares, and shared voting power and sole dispositive power with respect to none of these shares. The address of UBS is Bahnhofstrasse 45, Zurich, Switzerland.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        Since January 1, 2018, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which, with respect to our directors and named executive officers are described under the captions Directors and Corporate Governance—How We Are Paid and Executive Compensation appearing elsewhere in this proxy statement.

Indemnification Agreements

        We have entered into indemnification agreements with each of our current directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.

The Separation

        On April 1, 2019, we completed the previously-announced separation of our soluble guanylate cyclase, or sGC, stimulators business and certain other assets and liabilities into an independent, publicly traded company, or the Separation. This Separation was effected by means of a distribution of all of the outstanding shares of common stock of Cyclerion Therapeutics, Inc., or Cyclerion, through a dividend in-kind of Cyclerion's common stock, with no par value, to our stockholders of record as of the close of business on March 19, 2019. In connection with the separation, we and Cyclerion have entered into certain agreements that effect the separation of Cyclerion's business from us and govern our relationship with Cyclerion after the Separation. The following is a summary of the terms of the material agreements that we have entered into with Cyclerion in connection with the Separation.

Separation Agreement

        In connection with the Separation, Ironwood entered into a separation agreement with Cyclerion, dated as of March 30, 2019, that, among other things, set forth our agreements with Cyclerion regarding the principal actions to be taken in connection with the Separation, including the distribution. The separation agreement identified assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Ironwood and Cyclerion as part of the Separation, and it provided for when and how these transfers, assumptions and assignments would occur. The separation agreement was intended to provide for those transfers of assets and assumptions of liabilities that were necessary so that after the Separation, Ironwood and Cyclerion would have the assets necessary to operate their respective businesses and retain or assume the liabilities related to those assets. Each of Ironwood and Cyclerion agreed to releases, with respect to pre-distribution claims, and cross indemnities, with respect to post-distribution claims, that, except as otherwise provided in the separation agreement, were principally designed to place financial responsibility for the obligations and liabilities allocated to Ironwood under the separation agreement with Ironwood and financial responsibility for the obligations and liabilities allocated to Cyclerion under the separation agreement with Cyclerion.

        Ironwood and Cyclerion are also each subject to two-year non-solicit and non-hire restrictions. In addition, the parties agreed to certain non-competition restrictions, including Ironwood's agreement not to engage, for three years following the Separation, in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling any pharmaceutical product (a) for the diagnosis, prevention or treatment of diabetic nephropathy, heart failure with preserved ejection fraction or sickle cell disease or (b) that contains one or more sGC stimulators.

Development Agreement

        We entered into a development agreement with Cyclerion pursuant to which it provides us with certain research and development services with respect to certain of our products and product candidates, including without limitation MD-7246 (linaclotide delayed release) and IW-3718. Such research and development activities are governed by a joint steering committee comprised of representatives from both Cyclerion and Ironwood. We pay Cyclerion fees for such research and development services as mutually agreed upon by us and Cyclerion as provided under this development agreement with certain allowances for specified overages.

Transition Services Agreements

        Ironwood Transition Services.    Prior to the Separation, we provided Cyclerion with significant corporate and shared services and resources related to corporate functions such as finance, human resources, internal audit, research and development, financial reporting and information technology, which we refer to collectively as the "Ironwood Services." Pursuant to this agreement, each of the Ironwood Services will continue for an initial term of up to two years (as applicable), unless earlier terminated or extended according to the terms of the transition services agreement. Cyclerion pays us fees for the Ironwood Services as mutually agreed upon by us and Cyclerion as provided under this transition services agreement, which fees are based on our cost of providing the Ironwood Services.

        Cyclerion Transition Services.    We also entered into a second transition services agreement whereby Cyclerion provides certain finance, procurement and facilities services to us, which we refer to herein collectively as the "Cyclerion Services." Pursuant to this agreement, each of the Cyclerion Services will continue for an initial term of up to one year, unless earlier terminated or extended according to the terms of such transition services agreement. We pay Cyclerion fees for the Cyclerion Services, as mutually agreed upon by us and Cyclerion as provided under this transition services agreement, which fees are based on Cyclerion's cost of providing the Cyclerion Services.

Intellectual Property License Agreement

        We entered into an intellectual property license agreement with Cyclerion pursuant to which each party granted a license to certain know-how. We granted Cyclerion a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license to certain know-how to allow Cyclerion to use such know-how in connection with Cyclerion's ongoing and future research and development activities related to sGC stimulator products in any field. Cyclerion granted us a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license to certain know-how for use outside of the research and development of sGC stimulator products, including in our existing products and product candidates. Such licenses between the parties generally allow current or future uses of the know-how in connection with each party's respective fields.

Tax Matters Agreement

        Allocation of taxes.    We entered into a tax matters agreement with Cyclerion that governs Ironwood's and Cyclerion's respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution of Cyclerion common stock to Ironwood stockholders and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

        Preservation of the tax-free status of certain aspects of the Separation.    The tax matters agreement imposed certain restrictions on Cyclerion and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement also provided special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on Ironwood or Cyclerion that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to an acquisition of stock or assets of, or certain actions, omissions or failures to act of, such party. If both Cyclerion and Ironwood are responsible for such failure, liability will be shared according to relative fault. U.S. tax otherwise resulting from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is tax-free generally is the responsibility of Ironwood.

Employee Matters Agreement

        We entered into an employee matters agreement with Cyclerion, which allocated assets, liabilities and responsibilities relating to the employment, compensation, and employee benefits of Ironwood and Cyclerion employees, and other related matters in connection with the Separation, including the treatment of outstanding incentive equity awards and certain retirement and welfare benefit obligations. The employee matters agreement generally provided that, unless otherwise specified, Cyclerion is responsible for liabilities associated with employees who transferred to Cyclerion and employees whose employment terminated prior to the Separation but who primarily supported the Cyclerion business, whether incurred prior to or after the Separation, and Ironwood is responsible for liabilities associated with other employees, including employees retained by Ironwood.

The Private Placement

        On February 25, 2019, Cyclerion, which was Ironwood's wholly owned subsidiary at the time, and various investors entered into an amended and restated common stock purchase agreement pursuant to which these investors agreed to make an aggregate cash investment in Cyclerion. These investors included the following, each of whom was either an Ironwood director, an Ironwood executive officer, an immediate family member of an Ironwood director or executive officer, an entity related to such a director, executive officer or immediate family member, or beneficially owned at least 5% of Ironwood's common stock: accounts managed by direct or indirect subsidiaries of FMR LLC, a donor advised fund created by Peter M. Hecht, Ph.D., our former chief executive officer, Mark Currie, our former senior vice president, chief scientific officer and president of research and development and current member of our board of directors, and certain members of Dr. Hecht's immediate family, including through a trust or donor advised fund. Pursuant to this agreement, accounts managed by direct or indirect subsidiaries of FMR LLC agreed to invest up to $17,500,004, the donor advised fund created by Dr. Hecht agreed to invest up to $34,000,000, Dr. Currie agreed to invest up to $4,000,000 and Dr. Hecht's immediate family agreed to invest up to $6,800,000 in the aggregate. This investment closed on April 2, 2019.

Procedures for Related Party Transactions

        Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may create or give the appearance of a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to certain members of our management or the chair of our audit committee. Pursuant to its charter, our audit committee must approve any related party transactions, including those transactions involving our directors. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and our audit committee charter are available through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance.

DIRECTORS AND CORPORATE GOVERNANCE

Who We Are

        The following table sets forth certain information, as of [                ], 2019, with respect to each of our directors:

Name	Age	Class	Year term expires	Audit committee	Governance and Nominating committee	Compensation and HR committee
Andrew Dreyfus(1)	60	III	2019			C
Julie H. McHugh, Chair(1)	54	III	2019	✓	✓
Edward P. Owens	72	III	2019	✓
Mark G. Currie, Ph.D.	64	I	2020
Jon Duane	60	I	2020		✓	✓
Mark Mallon, Chief Executive Officer	56	I	2020
Marla Kessler	49	II	2021			✓
Catherine Moukheibir	59	II	2021	C
Lawrence S. Olanoff, M.D., Ph.D.	67	II	2021		C

"C" indicates chair of the committee.

(1)
On April 1, 2019, Mr. Dreyfus and Ms. McHugh, who had previously served as Class I directors, resigned from the board of directors and were reappointed as Class III directors.

Class III Directors (accepted nomination for election at the 2019 annual meeting)

Andrew Dreyfus, 60, Independent
Director since 2016
Compensation and HR Committee, Chair

        Mr. Dreyfus has served as president and chief executive officer for Blue Cross Blue Shield of Massachusetts, or BCBSMA, one of the largest independent, not-for-profit Blue Cross Blue Shield plans in the country, since September 2010. From July 2005 to September 2010, Mr. Dreyfus served as the executive vice president of health care services of BCBSMA. Prior to joining BCBSMA, he served as the first president of the Blue Cross Blue Shield of Massachusetts Foundation. Mr. Dreyfus also previously served as executive vice president of the Massachusetts Hospital Association and held a number of senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation.

        Mr. Dreyfus is chair of the board of the National Institute for Health Care Management and serves on the board of directors of BCBSMA, the Blue Cross Blue Shield Association, Jobs for Massachusetts, Boys & Girls Club of Boston, RIZE Massachusetts and NACD New England Chapter, and the advisory board of Ariadne Labs. Mr. Dreyfus received a B.A. in English from Connecticut

College. Mr. Dreyfus brings to our board of directors significant expertise in the healthcare payer and reimbursement market, and broad management and executive leadership experience, providing valuable insight as we continue to develop and commercialize medicines in an evolving healthcare landscape.

Julie H. McHugh, 54, Chair, Independent
Director since 2014
Audit Committee member
Governance and Nominating Committee member

        Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., from March 2010 through May 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc., a venture capital backed biotech start-up company focused on developing novel therapies for the treatment of infertility disorders. Before that she served as company group chairman for Johnson & Johnson's (J&J) worldwide virology business unit, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine), and she was responsible for oversight of a research and development portfolio including compounds for HIV, hepatitis C, and tuberculosis. Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc.

        She currently serves on the board of visitors for the Smeal College of Business of the Pennsylvania State University as well as on the board of directors of Aerie Pharmaceuticals, Inc., Lantheus Holdings, Inc. and Trevena, Inc., all publicly held companies, and The New Xellia Group, a privately held company. She previously served on the board of directors for ViroPharma Inc., Epirus Biopharmaceuticals, Inc., the Biotechnology Industry Organization (BIO), the Pennsylvania Biotechnology Association and the New England Healthcare Institute (NEHI).

        Ms. McHugh received her masters of business administration degree from St. Joseph's University and her Bachelor of Science degree from Pennsylvania State University. Ms. McHugh's experience as a chief executive officer and a chief operating officer at large multinational pharmaceutical companies make her a valuable member of our board of directors, particularly as we evolve as a company and seek to maximize our current products and execute on our corporate strategy and associated pipeline.

Edward P. Owens, 72, Independent
Director since 2013
Audit Committee member

        Mr. Owens was previously partner, portfolio manager and global industry analyst with Wellington Management Company, LLP where he worked in investment management since 1974. He was the portfolio manager of the Vanguard Health Care Fund for 28 years from its inception in May 1984 until his retirement from Wellington in December 2012.

        Mr. Owens serves on the board of directors of Stealth BioTherapeutics Corp. He has a B.S. in physics from the University of Virginia and an M.B.A. from Harvard Business School. He brings to our board extensive experience in evaluating and investing in life sciences companies, providing valuable insight as we continue to strive towards our goal of maximizing long-term stockholder value.

Class I Directors (term expires at the 2020 annual meeting)

Mark G. Currie, Ph.D., 64
Director since 2019

        Dr. Currie has served as president of Cyclerion Therapeutics, Inc. since April 2019, and previously served as senior vice president, chief scientific officer and president of research and development at

Ironwood Pharmaceuticals, Inc. from 2002 to April 2019. Prior to joining Ironwood, Dr. Currie directed cardiovascular and central nervous system disease research as vice president of discovery research at Sepracor Inc. Previously, Dr. Currie initiated, built and led discovery pharmacology and also served as director of arthritis and inflammation at Monsanto Company. Dr. Currie earned a B.S. in biology from the University of South Alabama and holds a Ph.D. in cell biology from the Bowman-Gray School of Medicine of Wake Forest University. We believe that Dr. Currie's vast experience leading the research and development efforts of an international biotechnology company will prove instrumental in guiding us through the research and development of novel therapies.

Jon R. Duane, 60, Independent
Director since 2019
Governance and Nominating Committee member
Compensation and HR Committee member

        Mr. Duane is senior partner emeritus at McKinsey & Company, or McKinsey. Before his retirement in December 2017, Mr. Duane had served as a partner at McKinsey since 1992. At McKinsey, Mr. Duane founded and led the firm's biotech practice. In that role, Mr. Duane advised both private and public companies in the pharmaceutical, medical device and life science industries, as well as academic research centers, on various strategic initiatives. Mr. Duane has served as the executive chair on the board of Nashville Biosciences since 2017.

        Mr. Duane graduated from Wesleyan University with a B.A. in government and received an M.B.A from Harvard Business School. Mr. Duane brings to the board of directors significant experience advising academic research centers and companies across the life science and medical device industries.

Mark Mallon, 56
Director and chief executive officer since 2019

        Prior to joining Ironwood in January 2019 as executive senior advisor and becoming chief executive officer of Ironwood in April 2019, Mr. Mallon was a member of the senior executive team of AstraZeneca PLC (AstraZeneca) and led its strategic functions, global product and portfolio strategy, global medical affairs, and corporate affairs. After joining AstraZeneca in 1994, Mr. Mallon held a number of senior sales and marketing roles, including executive vice president, international from January 2013 to April 2017 and executive vice president, global product and portfolio strategy from August 2016 to present. Mr. Mallon started his career in the biopharmaceutical industry in management consulting.

        Mr. Mallon earned his B.S. in chemical engineering from the University of Pennsylvania and his M.B.A. in marketing and finance from the Wharton School of Business. Mr. Mallon's extensive experience building and shaping businesses, combined with his deep knowledge of GI, will be valuable to our board of directors.

Class II Directors (term expires at the 2021 annual meeting)

Marla L. Kessler, 49, Independent
Director since 2019
Compensation and HR Committee member

        Ms. Kessler has been the senior vice president for strategy, marketing and communications for IQVIA (formerly IMS Health and Quintiles) since October 2016. Previously, Ms. Kessler served in various roles for IQVIA, including vice president for global services marketing and knowledge management from June 2013 to September 2016, regional leader of the IMS Consulting Group in Europe from 2011 to 2013, location manager for the London IMS Consulting Group from 2009 to 2011 and senior principal from 2008 to 2009. Before joining IQVIA, Ms. Kessler led several marketing efforts for Pfizer, Inc. from 2004 to 2007 and worked in consulting for McKinsey & Company from 1996 to 2004.

        Ms. Kessler received a B.S. in economics from Arizona State University and an M.B.A. from the Fuqua School of Business at Duke University. As a result of her marketing expertise in the life sciences and technology industries, Ms. Kessler provides an important outside perspective to our board of directors as we continue to execute our corporate goals on delivering treatments to patients.

Catherine Moukheibir, 59, Independent
Director since 2019
Audit Committee, Chair

        Ms. Moukheibir most recently served as the senior advisor for finance and a member of the executive board at Innate Pharma from March 2011 to December 2016. Prior to that, Ms. Moukheibir was the chief financial officer for Movetis N.V. from 2008 to 2010, when it was acquired. Ms. Moukheibir previously served as the director of capital markets for Zeltia Group S.A. from 2001 to 2007. Ms. Moukheibir presently serves on the board of directors of Orphazyme, GenKyoTex, MedDay Pharmaceuticals and Zealand Pharma A/S. She also held past directorships on the boards of Ablynx, Cerenis and Creabilis S.A.

        Ms. Moukheibir has an M.A. in economics and an M.B.A. from Yale University. Ms. Moukheibir's long leadership career in the biopharmaceutical industry, as well as her deep background in international finance, provide her with valuable business and financial expertise in support of our corporate objectives.

Lawrence S. Olanoff, M.D., Ph.D., 67, Independent
Director since 2015
Governance and Nominating Committee, Chair

        Dr. Olanoff most recently served as chief operating officer for Forest Laboratories, Inc. (acquired by Allergan plc) from October 2006 to December 2010. Dr. Olanoff also served as a director of Forest from October 2006 to July 2014. From July 2005 to October 2006, Dr. Olanoff was president and chief executive officer and a director at Celsion Corporation. He also served as executive vice president and chief scientific officer of Forest from 1995 to 2005. Prior to joining Forest in 1995, Dr. Olanoff served as senior vice president of clinical research and development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions including corporate vice president of clinical development and medical affairs.

        In addition, he is currently an adjunct assistant professor and special advisor to the president for corporate relations at the Medical University of South Carolina (MUSC), an ex-officio director of the MUSC Foundation for Research Development, chairman of the board of Mitochondria in Motion, a biopharmaceutical company and a board member of the Clinical Biotechnology Research Institute at Roper St. Francis Hospital, the Westedge Project, and the Zucker Institute for Applied Neurosciences, and a former board member of Axovant Sciences Ltd. and Celsion Corporation.

        Dr. Olanoff received his Ph.D. in biomedical engineering and M.D. degree from Case Western Reserve University. Dr. Olanoff's detailed knowledge of the pharmaceutical industry, his broad operational experience and his research and development leadership over the course of his career make him an important asset to our board of directors.

How We are Selected and Evaluated

        We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our goals of creating and commercializing medicines that make a difference for patients, building value for our fellow stockholders, and empowering our passionate team.

        The core criteria that we use in evaluating each nominee to our board consists of the following: (a) an owner-oriented attitude and a commitment to represent the interests of our stockholders, demonstrated, in part, through ownership of our capital stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen and savvy; (d) a deep, genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee's field of expertise; (f) the absence of conflicts of interest that would impair the nominee's ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee's professional background, expertise, gender, age or ethnicity.

        As illustrated in the matrix below, we believe our current directors possess the professional and personal qualifications and necessary expertise both within and outside of the healthcare industry to maintain an effective board of directors that can effectively represent stockholders.

	Broader Business					Healthcare Industry
Ironwood Board	Capital Allocation / Finance / Accounting	Strategic Transactions	Risk Management	Human Capital	Public Company Board	Senior Leadership (small biotech)	Senior Leadership (large pharma)	Customer / Market Insights (patient, payer, physician)
Julie H. McHugh	✓	✓		✓	✓	✓	✓	✓
Andrew Dreyfus	✓	✓	✓	✓				✓
Lawrence S. Olanoff, M.D., Ph.D.		✓	✓	✓	✓	✓	✓	✓
Mark Mallon.	✓	✓	✓	✓			✓	✓
Jon Duane	✓	✓	✓					✓
Edward P. Owens	✓	✓	✓		✓
Mark G. Currie	✓	✓	✓	✓		✓	✓	✓
Marla Kessler		✓	✓	✓			✓	✓
Catherine Moukheibir.	✓	✓	✓	✓	✓	✓

Director Succession Planning

        We refresh our board of directors and assess our board succession plans regularly with the aim of balancing tenure and expertise. As of [                ], 2019, the average age of our independent directors is 60 years, and the average tenure of our independent directors is 2.5 years. All seven independent directors joined our board of directors in 2013 or later, including three who were newly appointed in 2019.

Annual Evaluations

        Our directors conduct annual evaluations to assess the performance and effectiveness of the board of directors and each committee in which they are a member. In addition, each director completes a self-evaluation as well as a peer evaluation of each other director. For 2018, each director completed a written questionnaire which solicited open-ended and candid feedback on an anonymous basis. In addition to the director evaluations, we also solicit annual feedback from senior management concerning the board's performance on an anonymous basis. After the self and peer evaluations and comments were compiled and summarized, the chair of the governance and nominating committee provided the committee with a summary of the individual evaluations for the Class III directors up for election at the 2019 annual meeting. The chair of the committee then met with our current chief executive officer to discuss the board and committee evaluations and individual evaluations for directors who were staying on our board following the Separation. The chair of the committee also conducted individual feedback sessions with each such director to discuss the results of his or her individual evaluation. The collective board and committee evaluations and comments (including those from senior management) are then compiled, summarized and presented to the governance and nominating committee and full board of directors.

Director Nomination Process

        Our governance and nominating committee identifies potential director candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. We and our board of directors retained and paid third party firms to assist in identifying and evaluating potential director nominees for our board of directors following the Separation, including our chief executive officer. Stockholders who wish to recommend candidates may contact the governance and nominating committee in the manner described in Stockholder Communications, Proposals and Nominations for Directorships—Communications. Stockholder-recommended candidates whose recommendations comply with these procedures will be evaluated by the governance and nominating committee in the same manner as candidates identified by the governance and nominating committee.

How We are Organized and Governed

Key governance structures

        As we have grown and evolved, our governance profile has grown with us. As you will read in more detail in the pages that follow, our dual-class stock structure expired at the end of fiscal year 2018 and we are in the process of de-classifying our board, subject to stockholder approval at the annual meeting. We separate the roles of chair of the board and chief executive officer and rotate the chair approximately every five years.

Board size and terms

        Our Eleventh Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, states that our board shall consist of between one and 15 members, and the precise number of directors shall be fixed by a resolution of our board. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our Certificate of Incorporation currently provides that our directors may be removed only for cause by the stockholders. If the proposed amendment to our Certificate of Incorporation is adopted, our directors will be removable with or without cause by our stockholders following the declassification of our board of directors.

        Our board of directors currently consists of nine members, seven of whom are independent members. On April 1, 2019, we completed the previously-announced Separation. Our board of directors consisted of nine members prior to the Separation and nine members immediately thereafter. Mses. Fanucci and Schulman, Dr. Hecht and Mr. McGuire transitioned off of our board of directors on April 1, 2019 in connection with their appointment to the Cyclerion board of directors. Additionally, Dr. Williams transitioned off of the board of directors on April 1, 2019 in connection with the Separation. See Certain Relationships and Related Person Transactions—The Separation for more information about the Separation.

        In accordance with the terms of our Certificate of Incorporation, our board of directors is currently divided into three classes, and the directors in each class serve for three-year terms. Any vacancy on the board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be apportioned by our board among the three classes. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be nominated and elected for a new three-year term at the annual meeting in the year in which their term expires. The current members of each class are set forth in the table above under Who We Are. The classification of the board of directors results in staggered elections, with each class of directors standing for election every third year. One class consists of members whose terms expire upon the election and qualification of their successors at the 2019 Annual Meeting, or the Class III directors, one class consists of members whose terms expire at the 2020 annual meeting of stockholders, or the Class I directors, and one class consists of members whose terms expire at the 2021 annual meeting of stockholders, or the Class II directors.

        After careful consideration, our board of directors has determined that it is advisable and in the best interests of the company and its stockholders to amend our Certificate of Incorporation to declassify the board of directors to allow the company's stockholders to vote on the election of the entire board of directors on an annual basis, rather than on a staggered basis, and our board of directors has recommended that the company's stockholders vote in favor of such a proposal. See Proposal No. 3—Amendment to our Certificate of Incorporation to Declassify the Board of Directors for more information about the proposed amendment to our Certificate of Incorporation.

        We separate the roles of chair of the board and chief executive officer and rotate the chair approximately every five years, unless the governance and nominating committee recommends otherwise. Our board believes that this structure enhances the board's oversight of, and independence from, management, and enables the board to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows Mr. Mallon, our chief executive officer, to focus his time and energy on operating and managing the company, while leveraging the experience and perspective of Ms. McHugh, the current chair of our board. We expect the next chair rotation will take place in 2024.

Director Independence

        Under Nasdaq Rule 5605, a majority of a listed company's board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and governance and nominating committees be independent, and that audit and compensation committee members satisfy the additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Exchange Act. Under Nasdaq Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our board of directors determined that none of Messrs. Dreyfus, Duane and Owens, Mses. Kessler, McHugh and Moukheibir, and Dr. Olanoff, representing seven of our eight non-employee directors and seven of our nine current directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under Nasdaq Rule 5605(a)(2). Mr. Mallon, our current chief executive officer, and Dr. Currie, who served as our senior vice president, chief scientific officer and president of research and development until the Separation, were not determined to be independent due to their current or recent employment with the company. Our board of directors also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the Nasdaq rules, as applicable. In making such determinations, our board of directors considered the information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with Ironwood and all other facts and circumstances the board of directors deemed relevant in determining their independence. As part of such determination, the board of directors considered: (a) Dr. Olanoff's service on our Pharmaceutical Advisory Committee, or the PAC, and any payments for such services (however, his service on the PAC has since concluded and he currently serves as the board representative to the PAC, and receives no compensation for such representation); (b) the volume of business between BCBSMA, the company in which Mr. Dreyfus serves as president and chief executive officer, and Ironwood, which amounted to less than 1% of the annual revenues of each company; and (c) payments made by Ironwood to IQVIA, the company in which Ms. Kessler serves as a senior vice president, which amounted to less than 1% of the annual revenues of IQVIA.

Risk Oversight

        Our board retains ultimate responsibility for risk oversight, and our management retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. Our board also believes that separating the roles of chair of the board and chief executive officer enhances the board's ability to oversee risk in an objective manner.

        We have implemented and continue to refine a formalized enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. On a quarterly basis, key risks, status of mitigation activities, and potential new or emerging risks are reported to and discussed with senior management and further addressed with our board, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our board. The long-term goal of our enterprise risk management process is to ingrain a culture of risk awareness and mitigation throughout the organization that can be applied to our current business activities as well as our assessment and pursuit of future business opportunities.

        As set forth in its charter, our audit committee discusses with management and our independent registered public accounting firm any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks, and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and members of our management, including our chief executive officer, chief financial officer, and chief administrative officer. In addition, our audit committee reviews the risk factors presented in our annual reports on Form 10-K and our quarterly reports on Form 10-Q that we file with the SEC.

        As part of our board's risk oversight role, our compensation and HR committee reviews and evaluates the risks associated with our compensation programs and succession plans, as it is responsible under its charter for approving the compensation of all of our executive officers and overseeing succession planning for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.

        In performing their risk oversight functions, each committee of our board has full access to management, as well as the ability to engage outside advisors.

Hedging and Pledging Policy

        As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading prevention policy generally prohibits our directors and executive officers from holding company securities in a margin account or pledging company securities as collateral for a loan.

Corporate Governance Guidelines

        We have adopted corporate governance guidelines which are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and which also are available in print to any stockholder who requests them from our Secretary. Our board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders, and relies on these guidelines to provide that framework. Among other things, the guidelines help to ensure that our board is independent from management, that our board adequately performs its oversight functions, and that the interests of our board and management align with the interests of our stockholders.

Sunset of Dual Class Voting Structure

        From the time of our initial public offering, or IPO, until December 31, 2018, we maintained a dual class equity voting structure, which provided holders of our Class B common stock with significant influence over certain limited matters requiring stockholder approval, including a merger involving Ironwood, a sale of substantially all Ironwood assets and a dissolution or liquidation of Ironwood. In accordance with the terms of our Certificate of Incorporation, each outstanding share of Class B common stock converted into one share of Class A common stock on December 31, 2018, resulting in the company having only one class of common stock. Throughout this proxy statement, unless otherwise noted, we refer to our Class A common stock as our "common stock."

Board Meetings

        Our board of directors held eight meetings during 2018. As stated in our corporate governance guidelines, we expect our board members to rigorously prepare for, attend and participate in all board and applicable committee meetings. Each board member is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our board members up for election at, or who have a term that continues after, an annual meeting of stockholders will attend such annual meeting. In 2018, each incumbent director attended at least 75% of all meetings of the board and all committees of the board on which he or she served that were held during the period that such director was a member of the board or the applicable committee. All nine of our directors at the time of our 2018 annual meeting of stockholders attended such meeting.

Committees

        Our board of directors has established an audit committee, a governance and nominating committee and a compensation and HR committee. In addition, our board of directors established a capital allocation committee in 2018 to oversee and monitor the company's business mix and capital allocation decisions in order to make recommendations to the board of directors, as well as advise on the Separation. This committee was disbanded upon completion of the Separation. Each of the audit committee, the governance and nominating committee and the compensation and HR committee operates under a charter that has been approved by our board. Copies of each charter are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance, and are also available in print to any stockholder who requests them from our Secretary. The chair of each of our committees is expected to rotate approximately every three to five years, unless the governance and nominating committee recommends otherwise.

        Audit Committee.    We have a separately designated standing audit committee established by our board for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The members of our audit committee are Mses. Moukheibir and McHugh, and Mr. Owens, with each of Ms. Moukheibir and Mr. Owens being appointed to the committee upon completion of the Separation. Ms. Moukheibir chairs the audit committee. Prior to the Separation, the audit committee was comprised of Mses. McHugh and Fanucci and Mr. Dreyfus. Our audit committee met seven times during 2018. Our audit committee assists our board of directors in its oversight of significant risks facing Ironwood, the integrity of our financial statements and our independent registered public accounting firm's qualifications, independence and performance.

        Our audit committee's responsibilities include:

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

  •
  reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;

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  discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

  •
  discussing with our management and our independent registered public accounting firm any significant risks facing the company and the related mitigation plans, as well as monitoring our internal control over financial reporting and disclosure controls and procedures;

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  appointing, overseeing, and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

  •
  approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee's pre-approval policy;

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  discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

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  reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

  •
  recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

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  reviewing all material communications between our management and our independent registered public accounting firm;

  •
  reviewing, updating and recommending to our board approval of our code of business conduct and ethics; and

  •
  establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

        Ms. Moukheibir is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K.

  Audit Committee Report

        In the course of our oversight of Ironwood's financial reporting process, we have (i) reviewed and discussed with management the company's audited financial statements for the fiscal year ended December 31, 2018, (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters and communications required to be discussed pursuant to applicable auditing standards, and (iii) received the written disclosures and the letter from the company's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with us concerning independence, discussed with the independent registered public accounting firm its independence, and considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.

        Based on the foregoing review and discussions, we recommended to the board of directors of the company that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

By the Audit Committee,
Andrew Dreyfus Julie H. McHugh

        Governance and Nominating Committee.    The members of our governance and nominating committee are Messrs. Olanoff and Duane and Ms. McHugh. Mr. Duane joined the governance and nominating committee upon the completion of the Separation. Mr. Olanoff chairs the governance and nominating committee. Prior to the completion of the Separation, Mr. McGuire was a member of the committee. Our governance and nominating committee met two times during 2018.

        Our governance and nominating committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board of directors;

  •
  recommending to our board of directors the persons to be nominated for election as directors;

  •
  assisting our board of directors in recruiting such nominees;

  •
  recommending to our board of directors qualified individuals to serve as committee members;

  •
  performing an annual evaluation of our board of directors;

  •
  evaluating the need and, if necessary, creating a plan for the continuing education of our directors;

  •
  assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors; and

  •
  evaluating and approving any requests from our executives to serve on the board of directors of another for-profit company.

        Compensation and HR Committee.    The members of our compensation and HR committee are Messrs. Dreyfus and Duane and Ms. Kessler, each of whom was appointed to the committee upon completion of the Separation. Mr. Dreyfus chairs our compensation and HR committee. Prior to the completion of the Separation, the compensation and HR committee consisted of Mr. Owens, Ms. Schulman and Dr. Williams. Our compensation and HR committee met six times during 2018. Our compensation and HR committee assists our board in fulfilling its responsibilities relating to the compensation of our board and our executive officers.

        Our compensation and HR committee's responsibilities include:

  •
  reviewing and approving corporate goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;

  •
  reviewing and approving executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

  •
  reviewing and approving our chief executive officer's compensation based on its evaluation of the chief executive officer's performance;

  •
  reviewing and approving our peer companies to evaluate our compensation competitiveness and mix of compensation elements;

  •
  overseeing and administering our incentive compensation plans and equity-based plans and recommending the adoption of new incentive compensation plans and equity-based plans to our board of directors;

  •
  making recommendations to our board of directors with respect to director compensation;

  •
  reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

  •
  preparing the compensation and HR committee report required by the SEC; and

  •
  making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer.

  Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation and HR committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of the members of our compensation and HR committee has formerly been an officer of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and HR committee. None of the members of our compensation and HR committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.

How We Are Paid

        The vast majority of the compensation that our non-employee directors receive for service on our board is paid in the form of restricted stock. Vesting of these shares of restricted stock is contingent on each non-employee director continuing to serve as a member of the board on the last day of each applicable vesting period. Further, whether the shares of restricted stock are vested or not, no director may transfer any shares of restricted stock while such person is a director of Ironwood, subject to limited exceptions. We believe these forfeiture and transfer restrictions under our director compensation plan effectively create stock ownership guidelines for our directors in that they ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and they focus our directors on maximizing long-term value.

        Under our director compensation plan, effective January 1, 2014, at each annual meeting of stockholders our non-employee directors receive an annual grant of the number of restricted shares of our common stock calculated by dividing (i) the dollar amount for total director compensation approximating the 25th percentile of our current peer group on the date of grant, by (ii) the average closing price of our common stock on the Nasdaq Global Select Market for the six months preceding the month in which the applicable annual meeting of stockholders occurs. Such restricted shares vest 25% on each three-month anniversary of the grant date over a nine-month period and the remaining 25% on the day before the date of the annual meeting of stockholders for the next calendar year. For 2018, our compensation and HR committee determined that the 25th percentile for total director compensation for our peer group was approximately $250,000. Accordingly, on May 31, 2018, the date of our 2018 annual meeting of stockholders, each of our non-employee directors received a grant of restricted stock consistent with the foregoing terms and valuation.

        Under our director compensation plan, if a non-employee director is elected other than at an annual meeting of our stockholders, on the start date of such non-employee directors service on the board of directors, such non-employee director will be granted the number of restricted shares of our common stock granted to non-employee directors at the most recent annual meeting of our stockholders, prorated based on the number of days between the last annual meeting of our stockholders and the date on which the non-employee director began service with us. In connection with their election to the board, on April 1, 2019, each of Mses. Kessler and Moukheibir, Dr. Currie and Mr. Duane were issued 2,995 restricted shares of our common stock, which are scheduled to vest in full on the day before the date of this annual meeting of stockholders.

        In addition, pursuant to our director compensation plan, the chair of our board and each of the committee chairs receives annual compensation of $10,000, payable quarterly in unrestricted stock or cash at the individual director's election. Shares of our common stock issued to our directors under our director compensation plan are granted under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, or the 2010 Plan, in which our directors are eligible to participate. If a director ceases serving as a member of our board of directors at any time during the vesting period of a restricted stock award, unvested shares will be forfeited on the date of such director's termination of service. Further, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

        The following table sets forth information regarding the compensation earned during the year ended December 31, 2018 by each of our directors other than Dr. Hecht, who did not receive compensation for his service as a director. Dr. Hecht's compensation for his service as our chief executive officer is described in our Compensation Discussion and Analysis and in the Summary Compensation Table and related footnotes included elsewhere in this proxy statement.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Andrew Dreyfus	—		301,423	—		301,423
Marsha H. Fanucci	10,000	(2)	301,423	—		311,423
Terrance G. McGuire	9,965	(3)	301,423	—		311,388
Julie H. McHugh	10,000	(4)	301,423	—		311,423
Lawrence S. Olanoff, M.D., Ph.D.	—		301,423	6,250	(5)	307,673
Edward P. Owens	10,000	(6)	301,423	—		311,423
Amy W. Schulman	7,299	(7)	301,423	—		308,722
Douglas E. Williams, Ph.D.	—		301,423			301,423

(1)
On May 31, 2018, each non-employee member of our board of directors received a restricted stock grant in the amount of 16,223 shares of common stock for service to Ironwood from the date of our 2018 annual meeting of stockholders to the date of our 2019 annual meeting of stockholders.

  The number of shares subject to the restricted stock grant was determined by dividing (i) $250,000 (the dollar amount for the total director compensation approximating the 25th percentile of our current peer group on the date of grant), by (ii) the average closing price of our common stock on the Nasdaq Global Select Market for the six months preceding the month of the 2018 annual meeting of stockholders. Each such award of restricted stock had a grant date fair value of $18.58 per share and was granted pursuant to the terms of our director compensation plan and our 2010 Plan. As of December 31, 2018, 8,112 shares underlying each such restricted stock award remained unvested.

(2)
Ms. Fanucci received this compensation for her services as the chair of our audit committee in 2018.

(3)
Mr. McGuire received this compensation for his service as the chair of our board in 2018. Pursuant to our director compensation plan, Mr. McGuire elected to receive this compensation in unrestricted shares of our common stock. Mr. McGuire received a total of 645 shares of our common stock for such chair service in 2018.

(4)
Ms. McHugh received this compensation for her service as the chair of our governance and nominating committee in 2018.

(5)
Dr. Olanoff received this compensation for his service as a member of our Pharmaceutical Advisory Committee for a portion of 2018.

(6)
Mr. Owens received this compensation for his services as the chair of our compensation and HR committee in 2018.

(7)
Ms. Schulman received this compensation for her service as the chair of our capital allocation committee for a portion of 2018. Pursuant to our director compensation plan, Ms. Schulman elected to receive this compensation in unrestricted shares of our common stock. Ms. Schulman received a total of 474 shares of our common stock for such chair service in 2018.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board recommends that you vote for each of the
Class III directors up for election.

        Our board has nominated each of our current Class III directors—Messrs. Owens and Dreyfus and Ms. McHugh—for election at the 2019 annual meeting. Each of Messrs. Owens and Dreyfus and Ms. McHugh has indicated his or her willingness to serve if elected and has consented to be named in the proxy statement. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy card as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board.

Vote Required

        The three nominees for director with the highest number of affirmative votes will be elected as directors to serve for three years and until their successors are duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our named executive officers. Provided below are material factors we believe are relevant to an analysis of these policies and decisions. Our named executive officers for 2018 were:

  •
  Peter M. Hecht, Ph.D., former chief executive officer;

  •
  Gina Consylman, chief financial officer and senior vice president;

  •
  Mark G. Currie, Ph.D., former senior vice president, chief scientific officer, and president of research and development;

  •
  Thomas A. McCourt, president; and

  •
  William Huyett, former chief operating officer.

Executive Summary

        2018 was a year of extraordinary change at Ironwood. On May 1, 2018, we announced our intent to separate our sGC business from our gastrointestinal, or GI, business and create two independent, publicly-traded companies (Ironwood and Cyclerion). On April 1, 2019, we announced the completion of this transaction. Effective upon the Separation, Mark Mallon became chief executive officer of Ironwood, succeeding Ironwood's co-founder Peter Hecht. Ironwood is now a GI-focused healthcare company. Mr. Mallon's compensation is disclosed on page 38. However, this compensation discussion and analysis primarily focuses on the compensation of our named executive officers with respect to 2018.

        Our executive officer compensation program remains focused on linking the ultimate value of our executive's compensation to our stockholders' returns. With this philosophy, we seek to attract and motivate owner-oriented employees, align their interests with those of our stockholders and create long-term stockholder value. The three primary elements of our executive officer compensation program are base salary, cash bonus and long-term equity incentive compensation. Both annual bonus payments and the value of long-term equity incentive award grants are determined based on the achievement of pre-established performance goals. Long-term equity incentive compensation represents a significant percentage of each named executive officer's total direct compensation. We believe this emphasis on equity strongly reinforces the concept of "pay for performance," as the single largest component of pay is tied to future increases in the value of our stock. Additionally, in early 2019, we adopted a clawback policy that provides that our board of directors may recover from our current and former executive offers certain incentive compensation under certain conditions upon a financial restatement.

        In addition, the pay opportunity in 2018 of our former chief executive officer, Dr. Hecht, demonstrated the strong alignment of our compensation program with our stock's performance. Pay opportunity includes base salary, target bonuses and grant-date fair value of stock options awarded in this time frame. Dr. Hecht has also consistently declined increases in his base salary and, until 2019, the receipt of cash bonuses, and he continued to earn the salary of $100,000 per year that he was first awarded 20 years ago in 1998.

        Our performance in 2018 included the following achievements:

  •
  Maximize Impact of our Products

  •
  Grew LINZESS® (linaclotide) U.S. net sales, as reported by Ironwood's U.S. collaboration partner Allergan plc, to $761 million for calendar year 2018, an increase of 9% compared to calendar year 2017.

  •
  Initiated a Phase III study with linaclotide designed to evaluate the efficacy and safety of linaclotide 290 mcg on multiple abdominal symptoms including pain, bloating and discomfort.

  •
  Successfully implemented a test market strategy for the lesinurad franchise, ultimately informing the decision to terminate our license agreement with AstraZeneca.

  •
  Our partner Astellas Pharma Inc. received approval for, and then launched LINZESS for adults with chronic constipation in Japan, in addition to the already approved indication for adults with IBS-C.

  •
  Create Value from our Innovative Pipeline

  •
  Initiated a Phase III program with IW-3718, our gastric retentive formulation of a bile acid sequestrant for the potential treatment of persistent gastroesophageal reflux disease (GERD).

  •
  Advanced MD-7246, our delayed release form of linaclotide being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients in the U.S. suffering from abdominal pain associated with irritable bowel syndrome with diarrhea (IBS-D).

  •
  Continued enrolling the two lead sGC stimulators, praliciguat and olinciguat, in Phase II trials. Praliciguat is being evaluated in diabetic nephropathy and heart failure with preserved ejection fraction (HFpEF) and olinciguat is being developed in sickle cell disease.

  •
  Exercise Financial Discipline

  •
  Delivered full year revenue growth of 16% at $347 million in calendar year 2018 versus calendar year 2017, driven primarily by $264.2 million in our share of the net profits from the sales of LINZESS in the U.S., $69.6 million in sales of linaclotide active pharmaceutical ingredient to Astellas in Japan, and $12.8 million in linaclotide royalties, co-promotion and other revenue.

  •
  Demonstrated strong financial performance, meeting all 2018 financial guidance.

  •
  Completion of a Transformative Transaction (stretch goal)

  •
  Made substantial progress toward the Separation in 2018, ultimately leading to the completion of the transaction on April 1, 2019—less than one year from the initial announcement. The strategic analysis, decision and progress towards the new Ironwood and Cyclerion separation represents a transformative opportunity for shareholders.

        In determining compensation for our named executive officers, our compensation and HR committee emphasizes the achievement of our corporate goals designed to drive and maximize stockholder value. We made strong progress in 2018, including the achievement of certain stretch goals. As a result, our 2018 company performance achievement multiplier, which we used as a key consideration in determining executive compensation for 2018 performance, was 100%, as determined by the compensation and HR committee.

Compensation Actions in 2019 and 2018

  Summary

        The following table summarizes the compensation actions taken by our compensation and HR committee for each of our named executive officers in recognition of the company's and his or her performance in 2018 and to motivate him or her to achieve our 2019 goals.

Name	Peter M. Hecht, Ph.D.		Gina Consylman	Mark G. Currie, Ph.D.	Thomas A. McCourt	William Huyett
Title	Former Chief Executive Officer		Chief Financial Officer and Senior Vice President	Former Senior Vice President, Chief Scientific Officer, and President of R&D	President	Former Chief Operating Officer

Base salary increase	—	(1)	$65,000	$15,000	$20,000	$20,000
2018 base salary	$100,000		$415,000	$485,000	$465,000	$465,000
2019 base salary	$100,000		$480,000	$500,000	$485,000	$485,000
Cash bonus(2)	$1,192,500		$207,500	$242,500	$232,500	$232,500
Annual restricted stock units awarded(3)	—		72,500	—	—	43,125
Annual stock options awarded(4)	1,000,000		145,000	600,000	345,000	258,750
Additional restricted stock units awarded in connection with the Separation(5)	—		12,000	12,000	12,000	12,000

(1)
Our compensation and HR committee recommended a salary increase for Dr. Hecht, but he declined to accept it.

(2)
Consists of payments made under our annual cash bonus program in 2019 for performance in 2018 for each named executive officer except Dr. Hecht. In January 2019, Dr. Hecht was awarded a discretionary cash bonus of $1,192,500 based primarily on the achievement of 100% of our 2018 corporate goals, including certain stretch goals. While our compensation and HR committee has historically granted Dr. Hecht stock options in lieu of an increase to base salary and cash bonus, and to keep his overall compensation competitive with that of his peers, Dr. Hecht accepted a portion of his compensation in the form of cash, rather than stock options, due to limitations on annual equity grants to individuals under our equity incentive plans.

(3)
These RSUs for shares of our common stock were awarded on January 29, 2019 under our 2010 Plan and vest over four years as to 25% of the award on each approximate anniversary of the grant thereof.

(4)
These options to purchase shares of our common stock were granted under our 2010 Plan with an exercise price of $12.90 per share (the closing price of our common stock on the Nasdaq Global Select Market on the grant date of January 29, 2019) and vest over four years as to 1/48th of the award on each monthly anniversary of January 1, 2019.

(5)
These RSUs for shares of our common stock were granted in recognition of service to Ironwood in connection with work critical to the Separation and will vest in full on May 9, 2019.

Alignment of Pay and Performance for our Chief Executive Officer

  Five-year Pay Opportunity vs. Five-year Realizable Pay

        Because of our stock price performance, Dr. Hecht's realizable pay over the past five years has significantly trailed his disclosed pay opportunities as shown in the chart below. Dr. Hecht's realizable pay is approximately 8.5% of the pay opportunity provided to him from 2014 through 2018, reflecting the heavy emphasis on stock options during this period. The weighted average exercise price of his option grants for 2014 through 2018 is $14.01, as compared to our 2018 fiscal year-end closing stock price of $10.36 on December 31, 2018. Because the vast majority of Dr. Hecht's options were underwater at fiscal year-end, his realizable pay attributable to these awards as of such date totaled $106,800. Combined with his base salary of $100,000 per year and no cash bonus payouts during this five-year period other than for 2018, which was paid in 2019, his total five-year realizable value as of our 2018 fiscal year-end was approximately $1.8 million.

  •
  Pay opportunity is defined as planned base salary, target bonuses and the grant-date fair value of stock options granted from 2014 through 2018.

  •
  Realizable pay is defined as actual salary received, bonuses paid and the in-the-money value of stock options granted from 2014 through 2018, calculated by determining the difference between the December 31, 2018 closing price of our common stock on the Nasdaq Global Select Market and the exercise price of each stock option.

  Three-year Realizable Pay vs. Three-year Total Stockholder Return

        Further, Dr. Hecht's total realizable pay from 2016 through 2018 shows a strong connection to our total stockholder return, or TSR, relative to our peer group, as shown in the graph below. Data points that are within the shaded area designate peer group companies that exhibit pay-for-performance alignment (meaning less than 25 percentage point difference between CEO realizable pay percentile and company TSR percentile).

  •
  Realizable pay percentile rank was determined using Dr. Hecht's realizable pay for 2016 through 2018 and comparing it to realizable pay for the CEOs of our peer group companies for 2015 through 2017, which is the most recent period for which data was available as of December 31, 2018, in each case as reported by the applicable company in its proxy statement.

  •
  TSR percentile rank was determined using the actual TSR for Ironwood from 2016 through 2018 and for each of the companies in our peer group for the period from 2015 through 2017, which is the most recent period for which data was available as of December 31, 2018.

        This analysis shows that Dr. Hecht's realizable compensation compared to CEOs of our peer companies trailed our relative TSR position for 2016 through 2018. We believe this analysis is appropriate for assessing our pay and performance alignment for the following reasons:

  •
  The analysis is based on the peer group set by the compensation and HR committee and described below;

  •
  It takes into account stock price movement after the grant date (as opposed to grant date fair value reported in the Summary Compensation Table);

  •
  For performance-based equity, the number of shares or units actually vesting is used for time periods where the performance period has been completed; and

  •
  It excludes All Other Compensation, as reported in the Summary Compensation Table, which includes items that are not part of total direct compensation. For Ironwood, All Other Compensation is typically a small portion of Summary Compensation Table pay for Dr. Hecht for the entire year. However, at our peer group companies, items related to executive turnover such as severance payments, vacation payouts to former executives and relocation payments have been reported as All Other Compensation, which can be significant and can skew pay levels.

Elements of Executive Compensation and Determination of Amounts

  Short-and Long-Term Incentive Awards

        For 2018, allocations of cash and equity awards were, in large part, dependent upon our meeting certain weighted corporate performance goals. We work thoughtfully with our compensation and HR committee and other members of our board of directors to establish what we believe are challenging corporate goals that further the accomplishment of our long-term business plan. In early 2018, our compensation and HR committee approved the corporate performance goals for 2018.

        Dr. Hecht's performance evaluation was based primarily on the achievement of the 2018 corporate goals. Our other executive officers were evaluated on the achievement of the 2018 corporate goals and additional individual goals that contributed toward, and related directly to, the accomplishment of the 2018 corporate goals. Our performance against the 2018 corporate and individual goals was used to determine compensation awards and adjustments for our executive officers in early 2019. These corporate goals and our actual level of achievement of these goals in 2018, are as follows:

Corporate Goal	Target Percentage (%)	Actual Level of Achievement (%)
Maximize the impact of our products	40%	35%
Create value from our innovative pipeline	25%	22%
Driving value through our partnership choices	20%	5%
Exercising financial discipline	10%	10%
Leverage our talent, team and culture	5%	5%

Totals	100%	77%

        In addition to the above corporate goals, the company achieved certain stretch goals, including the progress made towards the Separation, as well as better-than-planned acceleration of our pipeline product candidates. The Separation was a transformative transaction that has the potential to unlock value for shareholders and was a substantial addition to the originally planned corporate activity. Therefore, the Separation and the other stretch goals achieved in connection with the acceleration of our pipeline resulted in a total company performance achievement multiplier of 100% for 2018, as determined by the compensation and HR committee.

        In addition to the 2018 corporate goals identified above, for which each of our named executive officers was directly accountable, the following is a summary of the 2018 individual goals for our named executive officers set in early 2018, other than Dr. Hecht:

Name	Summary of Individual Goals
Gina Consylman	• Serve as an enterprise leader and strategic partner to the chief executive officer in all parts of our business
• Lead and guide the company on all financial decisions, including managing a strong balance sheet to enable the company to meet its objectives and be positioned to achieve its long-term goals
• Follow a disciplined approach to capital allocation, investing in opportunities to grow the business and create sustainable long-term value

•

Drive value creation in the evaluation and, when appropriate, pursuit of business development opportunities for the organization through effective cross-functional collaboration and strategic guidance

• Represent Ironwood within the investment community
• Ensure company compliance with financial regulations and standards, including those related to The Sarbanes-Oxley Act of 2002, as well as SEC reporting
• Evolve our culture of ownership, collaboration and innovation to drive incremental value for the company
• Create integrated workforce, talent and capability plans that position us to execute our goals and longer-term strategy
• Lead and guide the company to execute the Separation and to position the companies for success
• Provide the highest quality of advice on all financial and compliance matters that optimize capital structure, strengthen balance sheet, and execute timely and accurate financial filings
Mark G. Currie, Ph.D.	• Serve as an enterprise leader and strategic partner to the chief executive officer in all parts of our business
• Serve as strategic leader on all research and development decisions and manage investments and expenses to enable the company to meet its objectives and be positioned to achieve its long-term goals

•

Advance our products and product candidates and further our discovery efforts through pipeline investments in the key value drivers of our business, including with respect to our mid to late stage pipeline

• Enhance the clinical profile of LINZESS and drive linaclotide development programs to advance in additional indications, populations and formulations
• Leverage internal research and development capability to support the advancement of our uncontrolled gout program
• Lead and guide the company to execute the Separation and to position the companies for success

•

Drive value creation in the evaluation and, when appropriate, pursuit of business development opportunities for the organization through effective cross functional collaboration and strategic guidance

• Evolve our culture of ownership, collaboration and innovation to drive incremental value for the company
• Create integrated workforce, talent and capability plans that position us to execute our goals and longer-term strategy

Name	Summary of Individual Goals
Thomas A. McCourt	• Serve as an enterprise leader and strategic partner to the chief executive officer in all parts of our business
• Serve as strategic leader on all commercial decisions and appropriately manage investments and expenses to enable the company to meet its objectives and be positioned to achieve its long-term goals
• Build brand awareness and appropriate growth, while enhancing the global brand for linaclotide through close collaboration with partners and other members of senior management
• Drive demand for LINZESS and build the gout franchise through sales of ZURAMPIC and DUZALLO and the emerging products in the pipeline
• Deliver LINZESS net sales and commercial contribution while maintaining a culture of compliance excellence
• Drive the strategic roadmap for DUZALLO, including the successful completion of the lesinurad test market strategy, while maintaining a culture of compliance excellence
• Lead and guide the company to execute the Separation and to position the companies for success
• Lead the commercial field sales force in successfully commercializing our products, while maintaining a culture of compliant, patient centered care

•

Drive value creation in the evaluation and, when appropriate, pursuit of business development opportunities for the organization through effective cross functional collaboration and strategic guidance

• Evolve our culture of ownership, collaboration and innovation to drive incremental value for the company
• Create integrated workforce, talent and capability plans that position us to execute our goals and longer-term strategy
William Huyett	• Serve as an enterprise leader and strategic partner to the chief executive officer in all parts of our business

•

Serve as strategic leader on all operational decisions and appropriately manage investments and expenses to enable the company to meet its objectives and be positioned to achieve its long-term goals while maintaining a culture of compliance

•

Drive value creation in the evaluation and when appropriate, pursuit of business development opportunities for the organization through effective cross-functional collaboration and strategic guidance

• Evolve our culture of ownership, collaboration and innovation to drive incremental value for the company
• Create integrated workforce, talent and capability plans that position us to execute our goals and longer-term strategy
• Lead and guide the company to execute the Separation and to position the companies for success
• Represent Ironwood within the investment community including the value creation of the company product and pipeline products

        In early 2019, Dr. Hecht evaluated each named executive officer's individual performance in 2018 and provided feedback and made recommendations to our compensation and HR committee. The committee determined the named executive officers' compensation, taking into account Ironwood's level of achievement of its corporate goals as well as the fact that each named executive officer met or exceeded all or substantially all of his or her respective individual goals for 2018.

  Base Salary

        Base salaries are determined at commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels and to reflect the performance of the executive officer. In determining whether to adjust an executive officer's base salary, our compensation and HR committee takes into consideration factors such as our performance in prior years, general economic factors and compensation parity among our executive officers, as well as the abilities, performance and experience of our executive officers. Our compensation and HR committee also reviews our executive officers' past compensation at the company and market data.

        Dr. Hecht's salary of $100,000 represents the salary that he has received since he began serving as chief executive officer in 1998, and his compensation was reviewed and approved annually by our compensation and HR committee. In each of January 2019 and January 2018, our compensation and HR committee recommended an increase to Dr. Hecht's base salary to be market competitive with his peers, but Dr. Hecht declined to accept such increase. Our compensation and HR committee recognizes that Dr. Hecht's cash compensation has been well below his market peers but believes that the emphasis on stock ownership significantly aligns his interests with those of our stockholders and the creation of long-term stockholder value.

        In January 2018, our compensation and HR committee reviewed and approved the following base salaries for 2018 for our named executive officers other than Dr. Hecht: Dr. Currie received a $15,000 increase in base salary from $470,000 to $485,000 and Mr. McCourt received a $15,000 increase from $450,000 to $465,000. The increase in base salary for each of Dr. Currie and Mr. McCourt was based on our compensation and HR committee's determination that we achieved 84% of our corporate goals in 2017 and in recognition of their each meeting or exceeding all or substantially all of their respective individual and corporate performance goals in 2017. This determination also took into account peer group and other market data from the PM competitive assessment discussed below. Ms. Consylman's base salary, reviewed and approved by the compensation and HR committee in November 2017, remained $415,000 for 2018 due to the substantial completion of calendar year 2017 at the time of her promotion to senior vice president and chief financial officer. Mr. Huyett's initial base salary, reviewed and approved by our compensation and HR committee in December 2017, was $465,000. Mr. Huyett did not receive an increase in base salary due to the short period of time between his joining Ironwood and our compensation and HR committee's 2018 base salary review.

        In January 2019, our compensation and HR committee reviewed and approved the following base salaries for 2019 for our named executive officers other than Dr. Hecht: Ms. Consylman received a $65,000 increase in base salary from $415,000 to $480,000, Dr. Currie received a $15,000 increase in base salary from $485,000 to $500,000, Mr. McCourt received a $20,000 increase from $465,000 to $485,000, and Mr. Huyett received a $20,000 increase in base salary from $465,000 to $485,000. The increase in base salary for Ms. Consylman in 2019 includes adjustments to better align her base salary with the external market and her internal peers.

  Cash Bonus

        Our cash bonus program is designed to reward the achievement of our annual corporate goals and, in the case of our executive officers other than Dr. Hecht, individual goals. The program is also intended to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers, and making sure our employees know clearly that we value their contributions. Each cash bonus award is made annually and is based on the extent to which we achieved our corporate goals for the preceding year, as well as the executive's individual performance in that year against his or her individual goals. In 2018, consistent with 2017, each of our executive officers had a bonus target of 50% of his or her base salary. We believe that these target bonus percentages align the target compensation of our executive officers with that of our peers, place appropriate emphasis on achievement of our annual performance objectives and facilitate both recruiting and motivating our executive officers.

        Additionally, for each of our executive officers other than Dr. Hecht, 70% of each cash bonus award paid in 2019 for 2018 performance was based solely on the achievement of our corporate goals and 30% was based on the achievement of our corporate goals and our executive officers' individual goals. Therefore, to calculate the bonus amount payable, the bonus target was multiplied by the company performance achievement multiplier, and 30% of that figure was further modified by multiplying such amount by the executive officers' individual performance achievement multiplier. This approach was intended to closely align cash bonus awards to the achievement of our corporate goals, while taking into account individual performance and providing structure and clarity to the calculation of our executive bonuses. As in 2017, in 2018 the company performance achievement multiplier was between 0% and 150% and the individual performance achievement multiplier was between 0% and 200%. The following summarizes the calculation of our executive officers' cash bonus awards paid in 2019 for 2018 performance, other than Dr. Hecht:

50% Bonus Target
×
50% Bonus Target ×		Company Performance Achievement Multiplier
Company Performance	+	×	=	Actual Bonus Payout
Achievement Multiplier ×		Individual Performance Achievement Multiplier
70% Weighting		×
30% Weighting

        In January 2019, our compensation and HR committee reviewed and approved the following bonuses for 2018 performance for our named executive officers other than Dr. Hecht, each of whom met or exceeded all or substantially all of their respective individual goals for 2018:

Executive Officer	Annual Cash Bonus for 2018 Performance
Gina Consylman	$207,500
Mark G. Currie, Ph.D.	$242,500
Thomas A. McCourt	$232,500
William Huyett	$232,500

        In January 2019, Dr. Hecht was awarded a cash bonus of $1,192,500 based primarily on the achievement of 100% of our 2018 corporate goals, including certain stretch goals. While our compensation and HR committee has historically granted Dr. Hecht stock options in lieu of an increase to base salary and cash bonus, and to keep his overall compensation competitive with that of his peers, Dr. Hecht accepted a portion of his compensation in the form of the aforementioned cash payment, rather than stock options, due to limitations on annual equity grants to individuals under our equity incentive plans.

  Annual Equity Awards

        We use equity awards as our incentive vehicle for long-term compensation to attract, reward and motivate our executive officers in a manner that best aligns their interests with our stockholders' interests. Our compensation and HR committee does not apply a rigid formula in allocating equity awards to our executive officers as a group or to any particular executive officer, but sets the equity pool each year based on achievement of our corporate goals. Individual equity award amounts are then determined based on, among other factors, peer group and market data, and our compensation and HR committee adjusts these amounts after considering input from PM, relative company performance and, in the case of our executive officers other than Dr. Hecht, individual performance.

        Historically, we have granted such awards in February or March of each year based on our performance in the prior year. Our named executive officers have a choice of the composition of their annual equity awards and can select from the following choices: 100% stock options; 75% stock options and 25% RSUs; or 50% stock options and 50% RSUs. Throughout the year, our compensation and HR committee may award additional grants as circumstances warrant.

        We believe that time-based stock options are inherently performance-based, as they provide value to the recipient only if there is future stock price appreciation and do not provide any value if the stock price declines below the exercise price. This results in a close alignment of our executive officers' compensation, particularly that of Dr. Hecht, with the value of our long-term stockholders' investment in Ironwood. Dr. Hecht has long been a substantial stockholder in the company, currently beneficially owning nearly 3.5% of our total outstanding stock as of April 2, 2019 (as calculated in the beneficial ownership table beginning on page 6).

        In January 2018, our compensation and HR committee determined that we achieved 84% of our 2017 corporate goals. Dr. Hecht was granted an annual stock option award of 390,000 shares based primarily on this achievement of our corporate goals, as well as an additional stock option award of 190,000 shares in lieu of a cash bonus or salary increase. Ms. Consylman, Dr. Currie and Mr. McCourt met or exceeded all or substantially all of their respective individual goals in 2017. Each of our named executive officers other than Dr. Hecht was awarded the following stock option and RSU awards based on performance during 2017:

Executive Officer*	2018 Annual Stock Option Grant for 2017 Performance (# of Shares of Common Stock Subject to Stock Options)	2018 Annual RSU Grant for 2017 Performance (# of Shares of Common Stock Subject to RSUs)
Gina Consylman	60,000	30,000
Mark G. Currie, Ph.D.	215,000	—
Thomas A. McCourt	131,250	21,875

*
Ms. Consylman became chief financial officer of the company in November 2017.

        These stock options and RSUs were granted on February 21, 2018 under our 2010 Plan. The stock options have an exercise price of $14.55 per share (the closing price of our common stock on the Nasdaq Global Select Market on the grant date).

        In connection with Ms. Consylman's promotion to chief financial officer in November 2017, in January 2018, Ms. Consylman was granted an additional 15,000 stock options and 7,500 RSUs, each for shares of our common stock under our 2010 Plan. The stock options have an exercise price of $15.27 per share (the closing price of our common stock on the Nasdaq Global Select Market on the grant date). Subject to Ms. Consylman's continued employment with the company, (i) the stock options will vest monthly over four years as to 1/48th of the total shares following the date of Ms. Consylman's promotion, and (ii) the RSUs will vest as to 25% of the shares on each approximate anniversary of the grant thereof.

        Mr. Huyett was not eligible to receive an annual equity award in fiscal year 2018 due to the substantial completion of fiscal year 2017 when he joined Ironwood in December 2017, and instead received an initial grant in early fiscal year 2018. In January 2018, Mr. Huyett was granted 337,500 stock options and 56,250 RSUs. The stock options have an exercise price of $15.27 per share (the closing price of our common stock on the Nasdaq Global Select Market on the grant date). The stock options will vest over four years as to 25% of the shares on the first anniversary of Mr. Huyett's start date and as to 1/48th of the total shares each month thereafter for the next 36 months, and the RSUs will vest as to 25% of the award on each anniversary of the grant date.

        In January 2019, our compensation and HR committee determined that we achieved 100% of our 2018 corporate goals, including certain stretch goals. Dr. Hecht was granted an annual stock option award of 1,000,000 shares based primarily on the achievement of our 2018 corporate goals and to align his total compensation to be market competitive with his peers. In addition, Ms. Consylman,

Dr. Currie, Mr. McCourt and Mr. Huyett also met or exceeded all or substantially all of their respective individual goals in 2018. Accordingly, in January 2019, each of our named executive officers other than Dr. Hecht was awarded the following stock option and RSU awards under our 2010 Plan based on performance during 2018:

Executive Officer	2019 Annual Stock Option Grant for 2018 Performance (# of Shares of Common Stock Subject to Stock Options)	2019 Annual RSU Grant for 2018 Performance (# of Shares of Common Stock Subject to RSUs)
Gina Consylman	145,000	72,500
Mark G. Currie, Ph.D.	600,000	—
Thomas A. McCourt	345,000	—
William Huyett	258,750	43,125

        The stock options have an exercise price of $12.90 per share (the closing price of our common stock on the Nasdaq Global Select Market on the grant date).

        Ms. Consylman, Dr. Currie, Mr. McCourt, and Mr. Huyett were each granted 12,000 RSUs in July 2018 in recognition of service to the company in connection with work critical to the Separation. Subject to continued service with the company, the RSUs will vest in full on May 9, 2019.

  Executive Severance Agreements

        Our board, through our compensation and HR committee, periodically assesses our executive severance arrangements to, among other things, ensure that such benefits are competitive with those of our peers. In 2018, our compensation and HR committee made the determination to amend and restate the severance arrangements with each of our executive officers the terms of which had been in place since 2015. Our compensation and HR committee, following discussions with PM, believed the existing severance arrangements were not consistent with those in our peer group and did not reflect our compensation structure, which had historically been more heavily weighted to equity over cash. We believe the amended and restated arrangements better align our executive severance practices with those of our peers, which is particularly important as we seek to recruit top talent from companies like our peers, to retain our key executives and to foster our performance-driven culture aimed at setting and achieving aggressive, high-value goals.

        Under the amended and restated severance arrangements, our executive officers are eligible to receive certain payments and benefits in the event of an involuntary termination without "cause" or a "constructive termination" (each as defined below under the caption Potential Payments Upon Termination or Change of Control—Named Executive Officer Severance Arrangements), and enhanced payments and benefits in the event of a "change of control termination" (as defined below under the caption Potential Payments Upon Termination or Change of Control—Named Executive Officer Severance Arrangements). These benefits are only payable if the executive officer has complied with all of our rules and policies, executed a separation agreement that includes a release of claims and complies with his or her post-employment non-disclosure, non-competition and non-solicitation obligations.

        We believe that offering these payments and benefits assists us in recruiting and motivating executive officers, facilitates the operation of our business, allows our executive officers to better focus their time, attention and capabilities on our business, and provides for a clear and consistent approach to managing involuntary departures with mutually understood separation benefits. A further description of the severance arrangements is set forth below under the caption Potential Payments Upon Termination or Change of Control—Named Executive Officer Severance Arrangements.

  Other Compensation

        We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, fitness and transportation stipends, and a 401(k) plan with a 75% matching company contribution on the first $8,000 of an employee's annual contribution.

        We also maintain a relocation program under which we make certain benefits available to newly hired and existing employees, including executive officers, who are relocating to accept a new position with Ironwood. Our relocation program covers reasonable expenses associated with the move and certain relocation services, including, as applicable, temporary housing assistance payments and a lump-sum relocation allowance, departure home sale assistance, rental assistance, new home search assistance, home purchase assistance, moving of household goods and vehicles assistance, and reimbursement of final trip expenses to the new area. We also provide tax assistance to our relocating employees to cover the costs associated with certain non-deductible relocation expenses, as we believe that this benefit is important to our ability to attract and motivate employees. Under our relocation program, participants are required to pay back the full amount of all relocation reimbursements in the event that they voluntarily terminate their employment or are terminated for "cause" within 12 months following the payment date of their last relocation reimbursement.

        Other than our broad-based benefits, or as otherwise described herein, none of our named executive officers receive perquisites of any nature.

Compensation to Mark Mallon

        Mr. Mallon, who was recruited to become the chief executive officer of Ironwood following the completion of the Separation, joined the company on January 4, 2019. In order to compensate him, in part, for outstanding equity he forfeited by leaving his previous employer and to align his interests with shareholders, his initial compensation includes certain one-time cash and equity awards. The terms of his offer letter provide for the following:

  •
  an initial base salary of $750,000 per year,

  •
  an annual bonus target of 75% of his base salary, subject to achievement of individual and corporate goals,

  •
  a one-time new hire bonus of $880,000 subject to certain clawback provisions if he terminates his employment for any reason or the company terminates his employment for Cause (as defined in his executive severance agreement described below) within two years of his start date,

  •
  an initial equity grant consisting of:

  •
  an option to purchase 171,526 shares of our common stock that vest over four years, with 25% of the options vesting on the first anniversary of his start date and 1/48th of the total shares vesting each month thereafter for the next 36 months and

  •
  93,036 RSUs that will vest over four years as to 25% of the award on each approximate anniversary of the applicable grant date, and

  •
  certain relocation benefits, also subject to certain clawback provisions if Mr. Mallon terminates his employment for any reason or the company terminates his employment for Cause, in each case within 12 months following the payment date of his last relocation reimbursement.

        Mr. Mallon became chief executive officer of Ironwood on April 1, 2019 in connection with the completion of the Separation. Per his offer letter, upon becoming CEO he received an additional option to purchase 423,049 shares of our common stock and an additional grant of 206,873 RSUs. As with his initial equity grant, 25% of the options vest on the first anniversary of his start date, with 1/48th of the total shares vesting each month thereafter for the next 36 months, and the RSUs vest as to 25% of the award per year on the first four anniversaries of the date of grant. This grant was made on April 1, 2019, the effective date of the Separation.

        In addition, the company has entered into an indemnification agreement and an executive severance agreement with Mr. Mallon, the terms of each of which are consistent with the forms of indemnification agreement and executive severance arrangements described elsewhere in this proxy statement. Mr. Mallon's compensation will be included in the Summary Compensation Table next year in the 2020 proxy statement.

Shareholder Engagement and Say-on-Pay Vote Consideration

        Our stockholders have the opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a "say-on-pay" vote, every year. This allows our stockholders to provide us with regular, timely and direct input on executive compensation philosophy, policies and practices. We believe this enables us to further align our compensation programs with our stockholders' interests and to enhance our ability to consider stockholder feedback as part of our annual compensation review process. We sought stockholder input with last year's say-on-pay vote at our 2018 annual meeting of stockholders, and over 95% of votes cast by our stockholders voted in support of our named executive officer compensation.

        In addition to the formal say-on-pay vote, our senior management frequently meets with stockholders informally through regular investor relations channels to discuss topics important to our business, including Ironwood's corporate strategy, capital allocation, governance and executive compensation. In 2018, senior management met with nearly all of Ironwood's largest 20 stockholders, representing approximately 90% of our outstanding shares. We believe that these discussions are essential to understanding the topics that are most important to our stockholders and play a critical role in developing and executing our strategy.

Basis for Our Compensation Policies and Decisions

  Compensation Philosophy

        The objective of our compensation policies is to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our core values and business mission; and support a positive company culture.

        Our core values are:

  •
  Ownership:  drive outstanding long-term value.

  •
  Collaboration:  achieve more together.

  •
  Innovation:  make a difference for patients.

  •
  Excellence:  foster greatness in each other.

  •
  Humanity:  act with honesty, integrity and respect.

  •
  Have fun.

        In addition, we have incorporated the concept of "critical success factors" into our performance management and compensation philosophy that we believe provide a useful framework for being a productive and successful member of our team. Among other uses, these success factors enable managers to use a common language of expected behaviors upon which individual performance can be managed and evaluated.

        We are guided by the following principles with respect to our compensation determinations:

  •
  design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and hold employees accountable for the achievement of key goals and milestones;

  •
  foster and support our performance-driven culture by setting clear, aggressive, high-value goals, rewarding outstanding performers to the extent these goals are achieved, and making sure our best performers know clearly that we value their contributions;

  •
  as with all spending, serve as careful stewards of our stockholders' assets when making compensation decisions;

  •
  maximize our employees' sense of ownership so that they have a long-term owner's perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood via stock options, RSUs and other equity awards;

  •
  recognize that compensation is one of a number of tools to stimulate and reward productivity, great drug making, and successful commercialization, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

  •
  foster a strong team culture, focused on our principles of great drug making and commercializing those drugs that we discover or in-license and develop, which is reinforced through our compensation and incentive programs;

  •
  design compensation and incentive programs that are fair, equitable and competitive; and

  •
  design compensation and incentive programs that are simple and understandable.

        Highlighted procedures and tools that we use to ensure effective governance of compensation plans and decisions include:

  •
  our compensation and HR committee has the authority to hire independent counsel and other advisors;

  •
  our compensation and HR committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;

  •
  as part of our insider trading prevention policy, our executive officers and directors are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

  •
  we have no perquisites other than broad-based benefits, including health and welfare benefits, transportation and fitness stipends, a 401(k) plan and a relocation program that we make available to all of our employees; under our relocation program, participants are required to pay back the full amount of all relocation benefits in connection with their departure from Ironwood in certain circumstances;

  •
  our amended and restated executive severance agreements (i) do not provide for tax gross-ups and (ii) contain double-trigger requirements for equity acceleration and other benefits in the event of a change of control;

  •
  seven of our nine directors are independent, including all members of our compensation and HR committee, and, subject to certain limited exceptions, no director may transfer any shares of restricted stock while such person is a director of Ironwood; and

  •
  in early 2019, we adopted a clawback policy that provides our board of directors, in the event of a financial restatement due to material noncompliance with financial reporting requirements and where an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with the discretionary right to recover from our current and former executive officers that portion of the bonus or other incentive compensation that was received by the covered executives or effect the cancellation of unvested and vested equity awards previously granted to the covered executives based on our financial performance results and that would not have been awarded based on the restated results. The board of directors' recovery rights under this policy will be without prejudice to other remedies the company may have for the recovery or adjustment of incentive compensation. Additionally, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

  Compensation Determination Process

        Our compensation policies and individual compensation determinations are evaluated annually, and we take into consideration our results of operations, our long- and short-term goals, individual goals, market data, the competitive market for our executive officers and general economic factors. As set forth in our compensation and HR committee's written charter, our compensation and HR committee has the responsibility of reviewing and approving the compensation of our executive officers; annually reviewing and determining our chief executive officer's compensation based on the committee's evaluation of his performance; recommending to the full board the adoption of new compensation plans; administering our existing plans; recommending director and committee compensation to the full board; and overseeing succession planning for our senior management. In addition, our compensation and HR committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.

        In 2018, our compensation and HR committee made all of the compensation determinations with respect to each of our executive officers. In making its determinations with respect to Dr. Hecht, our compensation and HR committee took into account the feedback from the other members of our board, as well as the feedback from each of our other executive officers, and a number of other members of our management team. In making its determinations with respect to each of our executive officers other than Dr. Hecht, our compensation and HR committee took into account the feedback and recommendations from Dr. Hecht, the executive officer's direct reports and other members of our management team.

        The components of each of our executive officer's initial compensation package was based on numerous factors, including:

  •
  the individual's particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that we reviewed;

  •
  the demand for people with the individual's specific expertise and experience at the time of hire;

  •
  performance goals and other expectations for the position;

  •
  comparison to other executive officers within Ironwood having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

        Our compensation and HR committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. For 2018, our compensation and HR committee exercised its authority to engage Pearl Meyer & Partners, LLC, or PM, as a compensation consultant. PM reported directly to our compensation and HR committee and did not provide us with any services other than those requested by our compensation and HR committee and the review of this Compensation Discussion and Analysis for conformance with best practices. Based on the scope of our compensation and HR committee's engagements with PM, it was determined that PM does not have a conflict of interest in its role as compensation consultant under applicable rules.

        In order to assist our compensation and HR committee in setting 2018 compensation, PM conducted a competitive assessment of 2017 compensation for our executive officers, which reflected that Dr. Hecht's target total cash compensation was well below the median for our peer group companies. His equity-based compensation bridged this gap, placing his target total direct compensation within a competitive range of the peer group median. The assessment also reflected that target total direct compensation for our other executive officers was below the peer group median in aggregate, but still within a competitive range. PM's assessment analyzed:

  •
  base salary;

  •
  target total cash compensation (which is base salary plus the target bonus);

  •
  long-term equity incentives (which are valued based on grant date fair value); and

  •
  target total direct compensation (which is target total cash compensation plus the value of the most recent long-term incentive grant).

        The table below reflects our 2017 target compensation in comparison to the competitive assessment data.

	2017 Target Compensation vs. Peer Group (pay as percent of median)
	Chief Executive Officer	Average for Other Executive Officers
Base Salary	12%	89%
Target Total Cash Compensation	9%	87%
Equity	129%	92%
Target Total Direct Compensation	107%	93%

        Our peer group is comprised of publicly traded companies in the pharmaceutical, biotechnology and life sciences industries that represent the most likely competitors for our executive talent. In recognition that our peer group companies tend to be larger than us (including with respect to revenues), PM also presented two alternative market perspectives to our compensation and HR committee:

  1.
  the Radford Global Life Sciences Survey, comprised of companies that represent a broader market perspective and similar employee population to us, but may not share our growth prospects, and

  2.
  a Market Composite, which combines the peer group data and Radford Global Life Sciences Survey data by weighting each source equally.

        Our compensation and HR committee reviewed the 25th, 50th and 75th percentiles for each of these three market perspectives to better understand how competitive pay varied with company size and other factors. PM also prepared an analysis of incentive program market trends, including analyses of the short- and long-term elements of compensation as compared to those in our peer group, and a detailed equity usage and dilution analysis of Ironwood as compared with the companies in our peer group.

        Our compensation and HR committee considered the results of PM's competitive assessment in evaluating compensation for 2018, and determined that no significant changes to the design of our executive officers' compensation were warranted. The results of PM's assessment have been, and will continue to be, taken into consideration when making compensation decisions, but will not be used to mandate any specific actions.

        Our peer group, which was compiled by PM with input from our management team, our board, and our compensation and HR committee, is reviewed annually by our compensation and HR committee for composition and appropriateness. We take a rules-based approach in reviewing and setting our peer group and apply a qualitative lens to the result to help focus the group on the companies with which we are competing for talent. We first identify a potential pool of peer companies from a number of sources, including the companies listing Ironwood in their peer groups and the other companies listed in such peer companies' peer groups, as well as companies included in third-party peer group assessments. We then consider certain size filters including revenue, number of employees and research and development expense, as well as certain business model filters including product focus, market capitalization and growth.

        Our peer group is composed of the following 15 companies, which at the time of our review had a median market capitalization of approximately $3.8 billion, a median of approximately 545 employees, and a commercial drug or drug candidate in later stage development:

Acorda Therapeutics, Inc.	Incyte Corporation
Agios Pharmaceuticals, Inc.	Intercept Pharmaceuticals, Inc.
Alkermes plc	Momenta Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Nektar Therapeutics
AMAG Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Assertio Therapeutics, Inc. (formerly Depomed, Inc.)	Tesaro, Inc.
Horizon Pharma plc	United Therapeutics Corporation
Vertex Pharmaceuticals Incorporated

Process for Determining Individual Compensation and Role of Executive Officers

        Each January, our compensation and HR committee, in conjunction with our senior management, finalizes its assessment of our corporate performance for the prior year. Upon completion of our goal assessment, our bonus and equity pools are calibrated for corporate performance and approved by our compensation and HR committee. Our compensation and HR committee assigns a portion of each of these pools to all of our employees other than our executive officers, and delegates the allocation of these portions to our chief executive officer and our chief financial officer. Our compensation and HR committee also approves any salary increase, cash bonus and equity awards for our chief executive officer and, in consultation with our chief executive officer, for each of our other executive officers. In making these compensation-related decisions for 2018, our compensation and HR committee and senior management considered the competitive assessment prepared by PM and described in more detail above, as well as the other factors described in this Compensation Discussion and Analysis.

        Additionally, our compensation and HR committee may decide, as appropriate, to modify the mix or amount of base salary, bonus, and long-term incentives to best fit an executive officer's specific circumstances or, if required by competitive market conditions, to attract and motivate skilled personnel. For example, our compensation and HR committee may decide to grant additional equity awards to an executive officer if that officer receives a base salary or cash bonus award significantly below that of his or her counterparts in our peer group or other market data reviewed by our compensation and HR committee, despite successful attainment of our corporate or his or her individual goals. We believe that this discretion and flexibility allows our compensation and HR committee to better achieve our compensation objectives.

Tax and Accounting Considerations

        While our compensation and HR committee generally considers the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2018.

Compensation Practices and Risk

        Our compensation and HR committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Ironwood. Our compensation and HR committee considered the following, among other factors, in reviewing our compensation policies:

  •
  our use of different types of compensation vehicles provides a balance of long- and short-term incentives with fixed and variable components;

  •
  we grant equity-based awards with time-based vesting and milestone-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

  •
  our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value; and

  •
  our system of internal control over financial reporting and code of business conduct and ethics, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

Summary Compensation Table

        The following table sets forth information regarding the compensation paid or accrued to, or earned by, each of our named executive officers during the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Peter M. Hecht, Ph.D.	2018	100,000	1,192,500	(4)	—		3,842,268		—	25,348	5,160,116
Former Chief Executive	2017	100,000	—		—		5,887,416		—	8,040	5,995,456
Officer	2016	100,000	—		—		4,135,830		—	8,065	4,243,895
Gina Consylman	2018	415,000	—		782,385	(5)	501,764	(6)	207,500	8,040	1,914,689
Chief Financial Officer and	2017	334,263	—		440,213		—		185,000	8,040	967,516
Senior Vice President	2016	—	—		—		—		—	—	—
Mark G. Currie, Ph.D.	2018	485,000	—		231,360		1,424,289		242,500	62,271	2,445,420
Former Senior Vice President,	2017	470,000	—		—		1,936,650		210,000	8,040	2,624,690
Chief Scientific Officer and	2016	454,000	—		—		1,092,045		301,000	8,040	1,855,085
President of R&D
Thomas A. McCourt	2018	465,000	—		549,641		869,479		232,500	34,002	2,150,622
President	2017	450,000	—		440,212		1,220,089		191,000	8,040	2,309,341
	2016	435,000	—		—		813,225		288,000	8,040	1,544,265
William Huyett*	2018	465,000	—		1,090,298	(7)	2,346,469	(8)	232,500	8,040	4,142,307
Former Chief Operating	2017	—	—		—		—		—	—	—
Officer	2016	—	—		—		—		—	—	—

*
Mr. Huyett joined the company in December 2017 and was not a named executive officer in 2017 or 2016.

(1)
For 2018, reflects the fair value of time-based RSU and stock option awards on the date of grant calculated in accordance with Financial Accounting Standards Board issued Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2018, see Note 14 to our consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K that we filed with the SEC on February 25, 2019, or our 2018 Form 10-K, and that accompanies this proxy statement. All values reported exclude the effects of potential forfeitures.

(2)
Consists of payments made under our annual cash bonus program in the following year for performance in the identified year, as described above under the caption Elements of Executive Compensation and Determination of Amounts—Cash Bonus.

(3)
For each executive officer, $6,000 of such amount consists of matching contributions made under our 401(k) plan, as well as an amount attributable to a transportation stipend and a fitness stipend. Additionally, for Drs. Hecht and Currie and Mr. McCourt, such amount in 2018 includes $17,308, $54,231, and $25,962, respectively, representing the payout of previously earned but unused sabbatical leave in connection with the termination of that broad-based program.

(4)
Consists of a one-time discretionary bonus approved by our compensation and HR committee in fiscal year 2019 for fiscal year 2018 performance based primarily on the achievement of 100% of our 2018 corporate goals, including certain stretch goals. While our compensation and HR committee has historically granted Dr. Hecht stock options in lieu of an increase to base salary and the receipt of a cash bonus, and to keep his overall compensation competitive with that of his peers, Dr. Hecht accepted a portion of his 2018 compensation in the form of cash, rather than stock options, due to limitations on annual equity grants to individuals under our equity incentive plans.

(5)
Includes the fair value of 7,500 RSUs awarded to Ms. Consylman in January 2018, in connection with her promotion to chief financial officer in November 2017.

(6)
Includes the fair value of stock options to purchase 15,000 shares awarded to Ms. Consylman in January 2018, in connection with her promotion to chief financial officer in November 2017.

(7)
Includes the fair value of 56,250 RSUs awarded to Mr. Huyett in January 2018, in connection with his appointment as chief operating officer in December 2017.

(8)
Includes the fair value of stock options to purchase 337,500 shares awarded to Mr. Huyett in January 2018, in connection with his appointment as chief operating officer in December 2017.

Grants of Plan-Based Awards

        The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2018. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Cash Bonus. We granted RSUs and stock option awards to our named executive officers in 2018 in recognition of performance in 2017; in addition, each named executive officer, other than Dr. Hecht, was granted 12,000 RSUs in July 2018 in recognition of service to Ironwood in connection with work critical to the Separation. All RSUs granted in 2018 represented the right to receive shares of our common stock and all stock options granted in 2018 consisted of options to purchase shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. All such equity awards were granted under our 2010 Plan. The vesting schedule of each RSU and each option included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.

The following table reflects the conversion of our Class B common stock to Class A common stock, which was effective December 31, 2018.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
			Compensation and HR Committee Approval Date (if different than Grant Date)			All Other Option Awards: Number of Securities Underlying Options (#)
					All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date
Name				Target ($)
Peter M. Hecht, Ph.D.	2/21/2018		1/25/2018	—	—	580,000	14.55	3,842,268
	—		—	50,000	—	—	—	—
Gina Consylman	1/2/2018	(3)	11/22/2017	—	—	15,000	15.27	104,288
	2/21/2018		2/12/2018	—	—	60,000	14.55	397,476
	1/2/2018	(3)	11/22/2017	—	7,500	—	—	114,525
	2/21/2018		2/12/2018	—	30,000	—	—	436,500
	7/31/2018	(4)	7/27/2018	—	12,000	—	—	231,360
	—		—	207,500	—	—	—	—
Mark G. Currie, Ph.D.	2/21/2018		2/12/2018	—	—	215,000	14.55	1,424,289
	7/31/2018	(4)	7/27/2018		12,000	—	—	231,360
	—		—	242,500	—	—	—	—
Thomas A. McCourt	2/21/2018		2/12/2018	—	—	131,250	14.55	869,479
	2/21/2018		2/12/2018	—	21,875	—	—	318,281
	7/31/2018	(4)	7/27/2018	—	12,000	—	—	231,360
	—		—	232,500	—	—	—	—
William Huyett	1/2/2018	(5)	11/22/2017	—	—	337,500	15.27	2,346,469
	1/2/2018	(5)	11/22/2017	—	56,250	—	—	858,938
	7/31/2018	(4)	7/27/2018	—	12,000	—	—	231,360
	—		—	232,500	—	—	—	—

(1)
Consists of the target cash bonus payment for 2018 performance under our cash bonus program. As described in more detail above under the caption Elements of Executive Compensation and Determination of Amounts—Cash Bonus, in 2018 each of our named executive officers, other than Dr. Hecht, had an individual bonus target of 50% of his or her base salary, 70% of which was tied solely to the achievement of our corporate goals for 2018 (which was not determined as of December 31, 2018) and 30% of which was tied to the achievement of corporate and individual performance goals (the range of which was not determined as of December 31, 2018). Dr. Hecht's bonus, with an individual bonus target of 50% of his base salary, was to be determined primarily based on the achievement of our corporate goals. Actual bonus payments for 2018 performance are set forth in the Summary Compensation Table above.

(2)
Reflects the fair value of time-based RSU and stock option awards on the date of grant calculated in accordance with ASC 718.

For a discussion of the assumptions used in the valuation of the time-based RSU awards and stock option awards granted to our named executive officers in 2018, see footnote 1 to the Summary Compensation Table above.

(3)
Awarded to Ms. Consylman in connection with her promotion to chief financial officer in November 2017.

(4)
Awarded in recognition of service to the company in connection with work critical to the Separation.

(5)
Awarded to Mr. Huyett in connection with his appointment as chief operating officer in December 2017.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information regarding outstanding equity awards held by each of our named executive officers on December 31, 2018, the last day of our last fiscal year. The following table reflects the conversion of our Class B common stock to Class A common stock, which was effective December 31, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Peter M. Hecht, Ph.D.	110,000	—	—	4.89	2/11/2019	(3)	—	—
	20,000	—	20,000	5.48	7/28/2019	(4)	—	—
	125,000	—	—	11.25	2/2/2020	(3)	—	—
	175,000	—	—	11.11	2/1/2021	(3)	—	—
	300,000	—	—	14.72	2/1/2022	(3)	—	—
	375,000	—	—	13.08	2/1/2023	(3)	—	—
	325,000	—	—	14.11	3/3/2024	(5)	—	—
	553,229	11,771	—	15.62	3/16/2025	(5)	—	—
	648,958	241,042	—	10.24	3/1/2026	(5)	—	—
	364,166	395,834	—	16.77	2/27/2027	(5)	—	—
	132,916	447,084	—	14.55	2/21/2028	(5)	—	—
Gina Consylman	40,000	—	—	15.48	7/1/2024	(6)	—	—
	8,322	178	—	15.62	3/16/2025	(5)	—	—
	4,062	938	—	11.45	9/16/2025	(5)	—	—
	21,875	8,125	—	10.24	3/1/2026	(5)	—	—
	4,062	10,938	—	15.27	1/2/2028	(5)	—	—
	13,750	46,250	—	14.55	2/21/2028	(5)	—	—
	—	—	—	—	—		81,749	846,920
Mark G. Currie, Ph.D.	—	—	20,000	5.48	7/28/2019	(4)	—	—
	8,888	—	—	11.25	2/2/2020	(3)	—	—
	41,041	—		11.11	2/1/2021	(3)
	110,000	—	—	14.72	2/1/2022	(3)	—	—
	200,000	—	—	13.08	2/1/2023	(3)	—	—
	85,000	—	—	14.11	3/3/2024	(5)	—	—
	25,000	—	25,000	15.62	3/16/2025	(7)
	128,515	2,735	—	15.62	3/16/2025	(5)	—	—
	88,124	63,646	—	10.24	3/1/2026	(5)	—	—
	119,791	130,209	—	16.77	2/27/2027	(5)	—	—
	49,270	165,730	—	14.55	2/21/2028	(5)	—	—
	—	—	—	—	—		17,468	180,686
Thomas A. McCourt	90,000	—	40,000	5.48	9/7/2019	(8)	—	—
	130,000	—	—	5.48	9/7/2019	(6)	—	—
	20,000	—	—	11.25	2/2/2020	(3)	—	—
	95,000	—	—	11.11	2/1/2021	(3)	—	—
	95,000	—	—	14.72	2/1/2022	(3)
	110,000	—	—	13.08	2/1/2023	(3)	—	—
	80,000	—	—	14.11	3/3/2024	(5)	—	—
	95,468	2,032	—	15.62	3/16/2025	(5)	—	—
	127,604	47,396	—	10.24	3/1/2026	(5)	—	—
	75,468	82,032	—	16.77	2/27/2027	(5)	—	—
	30,077	101,173	—	14.55	2/21/2028	(5)
	—	—	—	—	—		57,624	596,985
William Huyett	84,375	253,125	—	15.27	1/2/2028	(6)	—	—
	—	—	—	—	—		54,187	561,377

(1)
The RSUs vest over four years as to 25% of the award on each approximate anniversary of the grant thereof, with the exception of the 12,000 RSUs held by each named executive officer (other than Dr. Hecht), which vest in full on May 9, 2019.

(2)
Market value is calculated by multiplying the number of RSUs that have not vested by the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2018, which was $10.36.

(3)
The options vest as to 1.25% on each monthly anniversary of the vesting commencement date for the first 36 months, and as to 4.5833% of the award on each monthly anniversary thereafter until fully vested.

(4)
The options vest as to (a) 50% of the shares upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue) and (b) 50% of the shares upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). External development programs shall be pre-qualified for milestone vesting eligibility by our compensation and HR committee as of the time of program initiation at Ironwood.

(5)
The options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date until fully vested.

(6)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months.

(7)
The options vest in two equal installments of 25,000 options each. The option vested as to 25,000 shares upon the first-dosing in the first clinical study of the next phase following achievement of proof of concept for the first internally derived or externally accessed product (other than linaclotide) qualified by our compensation and HR committee as targeting a new indication, category or market. The option vests as to the remaining 25,000 shares upon the first-dosing in the first clinical study of the next phase following achievement of proof of concept for the second internally derived or externally accessed product (other than linaclotide) qualified by our compensation and HR committee as targeting a new indication, category or market.

(8)
The option vested as to (a) 25% of the shares immediately upon the first acceptance by the FDA of an NDA filed by us; (b) 25% of the shares upon the first commercial sale of linaclotide; and (c) 25% of the shares upon acceptance by the FDA of a second NDA for a product from an internal or external development program (excluding supplemental NDAs for linaclotide, but including NDAs for linaclotide combination products). The remaining portion of the vests as to 25% of the shares upon the achievement of $1 billion in annual (calendar year) net global pharmaceutical product sales (including partnered or licensed product revenue). External development programs shall be pre-qualified for milestone vesting eligibility by our compensation and HR committee as of the time of program initiation at Ironwood.

Options Exercised and Stock Vested Table

        The following table sets forth certain information regarding the exercise of options to purchase our common stock and the vesting of RSUs that were held by our named executive officers during the year ended December 31, 2018. The following table reflects the conversion of our Class B common stock to Class A common stock, which was effective December 31, 2018.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Peter M. Hecht, Ph.D.	—		—	—	—
Gina Consylman	—		—	16,500	234,578
Mark G. Currie, Ph.D.	488,301	(3)	4,953,961	5,469	81,160
Thomas A. McCourt	30,000	(4)	435,600	10,625	157,675
William Huyett	—		—	14,063	169,881

(1)
Computed by determining the difference between the market price of our common stock upon exercise and the exercise price of the exercised stock option, multiplied by the number of shares acquired upon exercise of the option.

(2)
Computed by multiplying the number of shares of common stock underlying the vested RSUs by the market price of our common stock on the vesting date. This amount represents the total number of shares that vested; however, a portion of such shares were sold to satisfy tax withholding obligations.

(3)
Includes 235,000 shares of common stock that Dr. Currie acquired through option exercises and then sold on the open market, as such stock options were expiring. Also includes 253,301 shares of our common stock that Dr. Currie acquired through option exercises and then sold on the open market.

(4)
Represents 30,000 shares of our common stock that Mr. McCourt acquired through option exercises and then sold on the open market.

Potential Payments Upon Termination or Change of Control

        Except as described below, there are currently no other agreements or arrangements pursuant to which our named executive officers would receive severance benefits in the event of a separation from Ironwood.

  Named Executive Officer Severance Arrangements

        We have entered into severance arrangements with each of our named executive officers. Under the severance arrangements, our named executive officers are eligible to receive certain payments and benefits in the event of an involuntary termination without "cause" or a "constructive termination," and enhanced payments and benefits in the event of a "change of control termination" (as defined below).

  Severance Benefits not in Connection with a Change of Control

        In the event of a termination without cause or a constructive termination not qualifying as a change of control termination, each of our named executive officers would be entitled to receive (i) a lump-sum payment equal to 12 months of his or her base salary for the year of termination, plus an amount equal to a maximum of six months of his or her base salary for any period beginning as of the first anniversary of his or her termination date, provided he or she has not secured new, reasonably similar full-time employment (for Dr. Hecht, a lump-sum payment equal to 18 months of his base salary for the year of termination); (ii) a lump-sum payment equal to his or her target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (iii) a lump-sum payment equal to his or her actual bonus for the prior year if not yet paid as of the termination date; (iv) a lump-sum payment equal to his or her full target cash bonus for the year of termination (for Dr. Hecht, multiplied by 1.5); (v) 12 months of subsidized COBRA benefits, plus up to an additional six months of subsidized COBRA benefits for any period beginning as of the first anniversary of his or her termination date, provided he or she has not been eligible to participate in the group medical plan of another employer (for Dr. Hecht, 18 months of subsidized COBRA benefits); and (vi) outplacement assistance benefits.

        In addition, each executive severance agreement provides that any outstanding equity awards subject solely to time-based vesting would vest as to (1) the portion of the equity award that would have vested if the named executive officer had remained employed for 18 months (for Dr. Hecht, 24 months) following the termination date and (2) an additional portion of the equity award that would have vested on the next regular vesting date after such 18-month period (for Dr. Hecht, such 24-month period) as if the equity award vested on a daily basis from the last regular award vesting date occurring prior to the end of the 18-month period (for Dr. Hecht, the 24-month period) through such next regular vesting date. Any equity awards that do not vest pursuant to the preceding sentence would remain outstanding and eligible to vest upon the occurrence of a change of control termination (as defined below) in the time periods described below for such a termination. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including any vested options to purchase Cyclerion common stock granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood common stock) would be extended through the earlier of 24 months (for Dr. Hecht, 36 months) following the termination date (or, in the event that Ironwood publicly announced it was conducting negotiations leading to a change of control or entered into a definitive agreement that would have resulted in a change of control during such 24-month period (for Dr. Hecht, such 36-month period), the later of (i) the expiration of the 24-month period (for Dr. Hecht, the 36-month period) or (ii) the first to occur of the date that is three months following the change of control and 30 days following the date on which Ironwood announced that such definitive agreement had been terminated or that Ironwood's efforts to consummate the change of control contemplated by the previously-announced negotiations or by a previously executed definitive agreement had been abandoned) or the stock option's final expiration date.

  Change of Control Severance Benefits

        In the event of a change of control termination, each of our named executive officers would be entitled to receive the following benefits under his or her executive severance agreement: (i) a lump-sum payment in an amount equal to 18 months (for Dr. Hecht, 24 months) of his or her base salary as of the time of termination; (ii) a lump-sum payment of his or her target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (iii) a lump-sum payment equal to his or her actual bonus for the prior year if not yet paid as of the termination date; (iv) a lump-sum payment equal to his or her full target cash bonus for the year of termination, multiplied by 1.5 (for Dr. Hecht, multiplied by 2.0); (v) 18 months (for Dr. Hecht, 24 months) of subsidized COBRA benefits; and (vi) outplacement assistance benefits.

        In addition, in the event of a change of control termination, each executive severance agreement provides for acceleration of all outstanding equity awards subject solely to time-based vesting as of the later of (1) the termination date or (2) the change of control. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including any vested options to purchase Cyclerion common stock granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood common stock) would be extended through the earlier of 24 months (for Dr. Hecht, 36 months) following the termination date (or, if later the date that was three months following the change of control) or the stock option's final expiration date.

        Under each executive severance agreement, a "change of control termination" consists of an involuntary termination without "cause" or a "constructive termination" (each as defined in the agreement), in either event during the period commencing six months prior to the earlier of (1) the date that Ironwood first publicly announces it is conducting negotiations leading to a change of control, or (2) the date that Ironwood enters into a definitive agreement that would result in a change of control, and ending on the earlier of (i) the date on which Ironwood announces that the definitive agreement has been terminated or the negotiations have been abandoned or (ii) the date that is 24 months after the change of control. Under each executive severance agreement, a change of control occurs when: (i) any person becomes, pursuant to a transaction or a series of transactions not approved by the Ironwood board, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power; (ii) a merger or consolidation of Ironwood occurs, whether or not approved by the Ironwood board, which results in the holders of Ironwood's voting securities holding less than 50% of the combined voting power of the surviving entity immediately after such merger or consolidation; (iii) the sale or disposition of more than two-thirds of the assets of Ironwood; or (iv) the date a majority of members of the Ironwood board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of members of the Ironwood board before the date of the appointment or election.

        The benefits described above for our named executive officers are only payable if the named executive officer complies with all of Ironwood's rules and policies, executes a separation agreement that includes a release of claims and complies with his or her post-employment non-disclosure, non-competition and non-solicitation obligations. The executive severance agreements further provide that in connection with the sale of all or substantially all of the assets of Ironwood, Ironwood would cause the acquirer of such assets to assume the arrangements.

  Treatment of Equity in the Event of Death

        For all employees, including our named executive officers, outstanding stock option and RSU awards subject solely to time-based vesting accelerate in full in the event of the death of the award holder. This term applies to all outstanding time-based stock option and RSU awards made under our equity incentive plans, including the 2010 Plan. Further, our current form of stock option and RSU agreements for awards issued under our 2010 Plan include similar provision for the acceleration of unvested time-based awards upon the death of an award holder, including our named executive officers. In addition, the post-termination exercise window of all vested stock options held by a participant that were granted under our Amended and Restated 2005 Stock Incentive Plan and 2010 Plan is extended to one year (or the stock option's final expiration date, if earlier) following the participant's termination of employment by reason of his or her death.

  Potential Payments Upon Termination or Change of Control

        The following table presents our estimate of the amount of severance benefits to which each of our named executive officers would be entitled if a termination occurred on December 31, 2018 under the circumstances set forth in the column headings. The closing price of our common stock as listed on the Nasdaq Global Select Market on December 31, 2018 was $10.36 per share.

Name	Executive Payments and Benefits upon Termination	Involuntary Termination without Cause or a Constructive Termination(1)		Termination Following Change of Control		Death(2)
Peter M. Hecht, Ph.D.	Cash Severance	$150,000		$200,000		$—
	Non-Equity Incentive Plan Compensation	$125,000		$150,000		$—
	Equity Acceleration
	Options	$28,925	(4)	$28,925	(4)	$28,925
	RSUs	$—		$—		$—
	Other Benefits(5)	$92,517		$92,517		$—

	Total	$396,442		$471,442		$28,925
Gina Consylman	Cash Severance(3)	$622,500		$622,500		$—
	Non-Equity Incentive Plan Compensation	$415,000		$518,750		$—
	Equity Acceleration					$—
	Options	$975	(4)	$975	(4)	$975
	RSUs	$639,906	(4)	$846,920	(4)	$846,920
	Other Benefits(5)	$83,344		$83,344		$—

	Total	$1,761,725		$2,072,489		$847,895
Mark G. Currie, Ph.D.	Cash Severance(3)	$727,500		$727,500		$—
	Non-Equity Incentive Plan Compensation	$485,000		$606,250		$—
	Equity Acceleration
	Options	$7,638	(4)	$7,638	(4)	$7,638
	RSUs	$180,968	(4)	$180,968	(4)	$180,968
	Other Benefits(5)	$70,790		$70,790		$—

	Total	$1,471,896		$1,593,146		$188,606
Thomas A. McCourt	Cash Severance(3)	$697,500		$697,500		$—
	Non-Equity Incentive Plan Compensation	$465,000		$581,250		$—
	Equity Acceleration
	Options	$5,688	(4)	$5,688	(4)	$5,688
	RSUs	$460,419	(4)	$596,985	(4)	$596,985
	Other Benefits(5)	$69,615		$69,615		$—

	Total	$1,698,222		$1,951,038		$602,673
William Huyett	Cash Severance(3)	$697,500		$697,500		$—
	Non-Equity Incentive Plan Compensation	$465,000		$581,250		$—
	Equity Acceleration
	Options	$—		$—		$—
	RSUs	$364,206	(4)	$561,377	(4)	$561,377
	Other Benefits(5)	$58,125		$58,125		$—

	Total	$1,584,831		$1,898,252		$561,377

(1)
Represents amounts payable under the terms of the named executive officer severance arrangements. Non equity incentive plan compensation payment amount assumes no bonus amounts for 2018 have been paid to the executive as of December 31, 2018, and that all 2017 bonus amounts have been paid as of such date, in each case, as would be consistent with Ironwood's historical practice.

(2)
With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer's options that have vesting provisions based solely on time, and not performance milestones. The value is calculated by multiplying the amount (if any) by which $10.36, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2018, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time (if any) by $10.36, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2018.

(3)
With respect to involuntary termination without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of base salary for all named executive officers (other than Dr. Hecht) in the event he or she does not obtain full-time employment within six months following the one year anniversary of his or her termination date.

(4)
With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer's options that have vesting provisions based solely on time, and not performance milestones, and that would be accelerated, in each case, in accordance with the terms of our severance arrangements with each executive officer. The value is calculated by multiplying the amount (if any) by which $10.36, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2018, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be accelerated (if any) by $10.36, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2018, in each case, in accordance with the terms of our severance arrangements with each executive officer.

(5)
Includes outplacement assistance benefits and subsidized COBRA benefits. With respect to involuntary termination without cause or a constructive termination, also includes the value of the payment of an additional amount equal to six months of subsidized COBRA benefits for all named executive officers (other than Dr. Hecht) in the event he or she is not eligible to participate in the group medical plan of another employer following the one year anniversary of his or her termination date.

CEO Pay Ratio

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, Dr. Hecht, and the ratio of these two amounts. For 2018, our last completed fiscal year:

  •
  The estimated median of the annual total compensation of all employees of our company (other than Dr. Hecht) was $194,750; and

  •
  Dr. Hecht's annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $5,160,116.

        Based on this information for 2018, we estimate that the ratio of the annual total compensation of Dr. Hecht to the median annual total compensation of all employees was 26 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, and the methodology described below. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Ironwood, as other companies have employees based in different locations (including other countries), have different business models and employee needs, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

        To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Dr. Hecht, we took the following steps:

  •
  As a result of significant changes to our employee population in 2018, we determined that it was appropriate to re-identify our median employee. We determined that, as of December 31, 2018, our employee population consisted of approximately 514 individuals with all of these individuals located in the United States. This population consisted of our full- and part-time employees. We moved to a December 31, 2018 identification date because it is closer to the date of our annual proxy statement filing and is consistent with year-end financial reporting and other reporting dates used in this proxy statement. The year-end identification date will enable us to make such identification in a reasonably efficient and economical manner.

  •
  To identify the "median employee" from our employee population, we compared the amount of salary and wages (including cash bonuses and incentives) of our employees as reflected in our payroll records for 2018 as of the identification date, and as reportable to the Internal Revenue Service on Form W-2. In addition, since we widely distribute annual equity awards to our employees as part of our owner-oriented compensation philosophy, we included the grant date fair value of equity awards granted in 2018 in the compensation measure.

  •
  We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is Dr. Hecht, we did not make any cost-of-living adjustments in identifying the "median employee."

  •
  Once we identified our median employee, we combined all of the elements of such employee's compensation for 2018 in accordance with applicable SEC rules, resulting in annual total compensation of $197,044. The difference between such employee's salary and wages, bonuses, and the grant date fair value of the employee's equity grants, and the employee's annual total compensation represents the estimated value of such employee's transportation and fitness stipends and 401(k) matching contributions.

  •
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of the Summary Compensation Table for 2018.

Compensation Committee Report

        We have:

  1.
  reviewed and discussed with management the Compensation Discussion and Analysis found herein; and

  2.
  based on the review and discussions referred to in paragraph (1) above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the company's proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
Edward P. Owens

PROPOSAL NO. 2—ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER
COMPENSATION

Our board recommends that you approve the
compensation of our named executive officers as
disclosed in this proxy statement.

        At our 2019 annual meeting, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a "say-on-pay" vote. This is a non-binding vote on the compensation of our "named executive officers," as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in this proxy statement.

        The objectives of our compensation policies are to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders, attract, motivate and reward outstanding talent across our company through well-communicated programs that are aligned with our core values and business mission, and support a positive company culture. In 2018, the compensation program for our named executive officers consisted principally of base salary, cash bonus and long-term equity incentive compensation in the form of stock options and restricted stock units. While we offer reasonably competitive base salaries and cash bonuses, our compensation program is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation. We believe this better aligns the interests of our executives and our stockholders and serves to further focus our executives on the creation of long-term stockholder value. If we achieve our corporate goals over the long term, we expect our stock price to reflect our performance and the equity awards currently held by our named executive officers to become an even more significant component of overall compensation. Our compensation and HR committee believes that this approach to executive compensation links compensation directly to continuous improvements in corporate performance and, ultimately our stock price, or "pay for performance."

        Our previous say-on-pay vote was at our 2018 annual meeting and was approved by more than 95% of the votes cast on such matter. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the provisions of Section 14A of the Exchange Act, we must hold the advisory (non-binding) vote on named executive officer compensation at least once every three years. Based on the recommendation of our stockholders in 2017, our board determined to provide our stockholders the opportunity to vote (on an advisory basis) on named executive officer compensation on an annual basis to allow our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe this practice allows us to further align our compensation programs with our stockholders' interests as stockholder feedback may be taken into consideration as part of the compensation review process.

Vote Required

        Because this proposal seeks a non-binding, advisory vote, there is no "required vote" that would constitute approval. However, our board, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and evaluate which actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will not vote your shares with respect to this proposal. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

 PROPOSAL NO. 3—AMENDMENT TO OUR
CERTIFICATE OF INCORPORATION TO
DECLASSIFY THE BOARD OF DIRECTORS

Our board recommends that you approve the
amendment to our certificate of incorporation
to declassify the board of directors

        Currently, our Eleventh Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, provides for a classified board of directors divided into three classes of directors, with each class elected for a three-year term. The classification of the board of directors results in staggered elections, with each class of directors standing for election every third year. One class consists of members whose terms expire upon the election and qualification of their successors at the 2019 Annual Meeting, or the Class III directors, one class consists of members whose terms expire at the 2020 annual meeting of stockholders, or the Class I directors, and one class consists of members whose terms expire at the 2021 annual meeting of stockholders, or the Class II directors.

        After careful consideration, the board of directors has determined that it is advisable and in the best interests of the company and its stockholders to amend our Certificate of Incorporation to declassify the board of directors to allow our company's stockholders to vote on the election of the entire board of directors on an annual basis, rather than on a staggered basis.

        The general description of the proposed amendment to our Certificate of Incorporation set forth in this Proposal 3 is qualified in its entirety by reference to the text thereof, which is attached as Appendix A to this proxy statement. Additions to our Certificate of Incorporation are indicated by bolded underlined text and deletions are indicated by strikethroughs.

Declassification of the Board of Directors

        If this Proposal 3 is approved by Ironwood's stockholders at the annual meeting, the declassification of the board of directors will be phased in as follows:

  •
  at the 2020 annual meeting of stockholders, the Class I directors will stand for election for a one-year term;

  •
  at the 2021 annual meeting of stockholders, the Class I and Class II directors will stand for election for a one-year term; and

  •
  at the 2022 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, all directors will stand for election for one-year terms.

        Under the proposed amendment, the annual election of directors will be phased in gradually to assure a smooth transition. If this Proposal 3 is approved by the requisite vote of Ironwood's stockholders, any director elected to fill a vacancy that did not arise from an increase in the size of the board of directors will hold office for the term that remains for the applicable vacating director, and any director elected to fill a vacancy that resulted from an increase in the size of the board of directors will be elected to serve until the next annual meeting of stockholders. As required by Delaware law, the amendment also reflects that, once the board of directors is declassified, stockholders may remove directors with or without cause.

        If this Proposal 3 is not approved by the requisite vote of Ironwood's stockholders, the board of directors will remain classified, with each class of directors serving a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

        If this Proposal 3 is passed by the requisite vote of Ironwood's stockholders, it will become effective when we file the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which we intend to do promptly following the annual meeting.

Considerations of the Board of Directors

        Since our initial public offering, we have had a classified board structure in which directors have been divided into three classes and one class is elected each year to serve a three-year term. The board of directors has historically believed that this classified board structure promotes continuity and stability of strategy, ensures that a potential acquirer in a takeover situation negotiates with the board of directors, and facilitates the ability of the board of directors to focus on creating long-term stockholder value. The board of directors is aware that the current trend in corporate governance is leading away from classified boards in favor of electing all directors annually and also recognizes that a classified board structure may reduce directors' accountability to stockholders because such a structure does not enable stockholders to express a view on each director's performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to increase accountability for implementing those policies.

        In determining whether to support declassification of the board of directors, the board of directors carefully considered the advantages and disadvantages of the current classified board structure and has determined that it is advisable and in the best interests of Ironwood and its stockholders to declassify the board of directors.

Vote Required

        The approval of this proposal requires a majority of our outstanding common stock as of the record date. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes, or otherwise, will have the same effect as a vote against this proposal.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

 PROPOSAL NO. 4—APPROVAL OF OUR 2019 EQUITY INCENTIVE PLAN

Our board recommends that you
vote to approve the adoption of our
2019 Equity Incentive Plan.

        We are asking stockholders to approve the Ironwood Pharmaceuticals, Inc. 2019 Equity Incentive Plan, or the 2019 Plan. Our board of directors, upon the recommendation of the compensation and HR committee, approved the 2019 Plan, subject to stockholder approval, to replace our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, or the 2010 Plan, on the date the 2019 Plan is approved by our stockholders, or the Effective Date. Upon the Effective Date, we will no longer make grants under the 2010 Plan. The material features of the 2019 Plan are described under Summary of the 2019 Plan below.

        We believe that the 2019 Plan will advance the interests of our stockholders and is consistent with principles of good corporate governance, including the following:

  •
  Removal of Evergreen Provision.  The 2019 Plan does not continue the "evergreen" feature of the 2010 Plan, which provides for an annual increase to the number of shares available under the plan based on a pre-determined formula.

  •
  Limits on Share Recycling.  Shares underlying awards issued under the 2019 Plan will not be recycled into the share pool if they are surrendered in satisfaction of tax withholding obligations or the exercise, base or purchase price of an award. In addition, shares underlying stock appreciation rights, or SARs, any portion of which are settled in shares, and shares underlying awards that are settled in cash, expire, become exercisable, terminate, or are forfeited to or repurchased by the company will not be recycled into the share pool.

  •
  Limitations on Awards.  The 2019 Plan limits the number of stock options, SARs and other stock-based awards that may be granted to plan participants each calendar year. The 2019 Plan also limits the total compensation that may be granted or paid, as applicable, to non-employee directors during any calendar year.

  •
  No Discounted Stock Options or SARs.  All stock options and SARs granted under the 2019 Plan must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant.

  •
  No Repricing.  Other than in connection with certain corporate transactions or changes to our corporate structure, the 2019 Plan prohibits the repricing of stock options or SARs without obtaining stockholder approval.

  •
  Dividends and Dividend Equivalents.  Dividends and dividend equivalents on stock-based awards other than stock options or SARs will be subject to service- or performance-based risks of forfeiture and are subject to the same risk of forfeiture as the underlying awards. Dividend equivalents granted under the 2019 Plan will not be paid on stock options or SARs.

Reasons for Seeking Stockholder Approval

        Our board of directors believes that our company's success and long-term progress are dependent upon attracting and incentivizing qualified individuals who can serve as directors, officers, employees, consultants, and advisers, and aligning the interests of such individuals with those of our stockholders. Our board of directors approved the 2019 Plan because it believes that this plan gives us the flexibility to continue to use various forms of incentive awards, including stock options and restricted stock units, as part of our company's overall compensation programs.

        With input from Pearl Meyer & Partners, LLC, or PM, the independent compensation consultant to the compensation and HR committee, our board of directors determined the number of shares that should be available under the 2019 Plan so that we may continue to grant equity awards in line with our historical practices for approximately two to three years.

        In setting the size of the share pool under the 2019 Plan at 10,000,000 shares, which is smaller than the share pool remaining available to grant under the 2010 Plan, our board of directors considered the historical amounts of equity awards granted by the company in the last three years, the total number of shares of our common stock underlying equity awards outstanding as of December 31, 2018, as further shown in the chart below, and the expected number of eligible plan participants following the Seperation. Based on an analysis by PM of the remaining shares available under the 2010 Plan (which was 10,692,400 as of April 2, 2019), the number of shares of our common stock underlying equity awards outstanding under the 2010 Plan, our historic and projected burn rate, current and proposed plan features, including the elimination of the evergreen feature that was included in our 2010 Plan, the equity plan guidelines established by proxy advisory firms and the impact of the Separation, the board of directors approved the 2019 Plan and the share pool authorized under it to ensure that we continue to have the ability to provide competitive levels of equity compensation.

        If the 2019 Plan is not approved by our stockholders, the 2019 Plan will not become effective, the 2010 Plan will expire on December 17, 2019, and we will no longer be able to grant equity awards to our employees and other service providers following such date. We believe that the inability to grant equity awards will materially affect our ability to attract and retain key talent. We also believe that the terms of the 2019 Plan, including its share pool, are reasonable, appropriate, and in the best interests of our stockholders.

Existing Equity Plan Information

        The table below sets forth information with regard to securities authorized for issuance under our equity compensation plans as of December 31, 2018, and reflects the conversion of our Class B common stock to Class A common stock, which was effective December 31, 2018. As of December 31, 2018, we had two active equity compensation plans, both of which were approved by our stockholders:

  •
  Our 2010 Plan; and

  •
  Our Amended and Restated 2010 Employee Stock Purchase Plan.

        In addition, although we no longer grant awards under our Amended and Restated 2005 Stock Incentive Plan, there remain awards outstanding that were granted under this plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	23,515,345	$13.47	16,712,852
Equity compensation plans not approved by security holders	—	—	—
Total	23,515,345	$13.47	16,712,852

(1)
Amount includes the number of shares subject to issuance upon exercise of 20,457,537 outstanding stock options and vesting of 3,057,808 RSUs.

(2)
Amount includes all outstanding stock options but does not include RSUs, which do not have an exercise price.

Summary of the 2019 Plan

        The following is a brief summary of the material features of the 2019 Plan. A copy of the 2019 Plan is attached as Appendix B to this proxy statement, and we urge stockholders to read it in its entirety. The following summary is qualified in its entirety by reference to the full text of the 2019 Plan.

        Purpose.    The purpose of the 2019 Plan is to advance the interests of the company by providing for the grant to participants of stock, stock-based and other incentive awards, all as more fully described below.

        Administration.    The 2019 Plan is administered by our compensation and HR committee, which has the discretionary authority to, among other things, interpret the 2019 Plan, determine eligibility for and grant awards, determine, modify or waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the 2019 Plan and awards and otherwise do all things necessary or desirable to carry out the purposes of the 2019 Plan. Determinations of the compensation and HR committee under the 2019 Plan will be conclusive and bind all persons. The compensation and HR committee may delegate certain of its powers under the 2019 Plan to, among others, one or more of its members or members of our board of directors. As used herein, the term compensation and HR committee refers to our compensation and HR committee or its authorized delegates, as applicable.

        Eligibility.    Employees, directors of and consultants and advisors to the company and its subsidiaries are eligible to participate in the 2019 Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to employees of the company or certain affiliates. As of April 2, 2019, we estimate that approximately 331 employees and 8 non-employee directors would be eligible to participate in the 2019 Plan.

        Authorized Shares.    Subject to adjustment as described below, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2019 Plan is 10,000,000 shares, plus any shares that are subject to awards under the company's Amended and Restated 2005 Stock Incentive Plan or the company's Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan that are forfeited, expired or are cancelled without the delivery of shares of stock, or the Share Pool. The following rules apply in respect of the Share Pool:

  •
  All shares underlying a stock appreciation right, any portion of which is settled in shares of our common stock, will reduce the Share Pool.

  •
  All shares withheld in payment of the exercise price or purchase price of an award or in satisfaction of tax withholding obligations will reduce the Share Pool.

  •
  Shares underlying awards that are settled in cash will reduce the Share Pool.

  •
  Shares underlying award issued under the 2019 Plan that expire, become unexercisable, or terminate or that are forfeited to or repurchased by the company without the issuance of Stock will reduce the Share Pool.

  •
  Shares delivered under awards granted in substitution for awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition, or Substitute Awards, will not reduce the Share Pool.

  •
  The Share Pool will not be increased by any shares of stock delivered under the 2019 Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the 2019 Plan may either be (i) authorized but unissued shares of common stock or (ii) previously issued shares of common stock acquired by the company. The closing price of our common stock as reported on the Nasdaq Market on April 2, 2019 was $12.31 per share.

        Individual Limits.    With respect to any person in any calendar year, the maximum number of shares for which stock options may be granted, the maximum number of shares subject to SARs that may be granted, and the maximum number of shares subject to awards other than stock options, SARs and awards that may be paid or settled in cash that may be granted is, in each case, 2,000,000 shares.

        Director Limits.    The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards under the 2019 Plan and other compensation paid by the company for the director's service to our board of directors, may not exceed $600,000.

        Types of Awards.    The 2019 Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under the 2019 Plan.

  •
  Stock Options and SARs.  Our compensation and HR committee may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price of each stock option, and the base value of each SAR, granted under the 2019 Plan may not be less than 100% of the fair market value of the shares of our common stock subject to such stock option or SAR on the date of grant (or 110% in the case of certain ISOs). Each stock option and SAR will have a maximum term that does not exceed ten years from the date of grant (or five years, in the case of certain ISOs).

  •
  Restricted and Unrestricted Stock and Stock Units.  Our compensation and HR committee may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be redelivered or offered for sale to us if specified service- or performance-based conditions are not satisfied.

  •
  Performance Awards.  Our compensation and HR committee may grant performance awards, which are awards subject to performance criteria.

  •
  Other Stock- and Cash-Based Awards.  Our compensation and HR committee may grant other incentives payable in cash or in shares of our common stock, subject to such terms and conditions as are determined by our compensation and HR committee.

  •
  Substitute Awards.  Our compensation and HR committee may grant Substitute Awards, which may have terms and conditions that are inconsistent with the terms and conditions of the 2019 Plan.

        Vesting; Terms of Awards.    Our compensation and HR committee determines the terms of all awards granted under the 2019 Plan, including the time or times when an award vests or becomes exercisable, the terms on which awards will remain exercisable and the effect of termination of a participant's employment or service on outstanding awards. Our compensation and HR committee may at any time accelerate the vesting or exercisability of an award.

        No Repricing.    Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the 2019 Plan may not be amended to reduce the exercise price or base value of the stock option or SAR, cancelled and exchanged for stock options or SARs with an exercise price or base value that is less than the exercise price or base value of the original stock option or SAR, or cancelled when the exercise price or base value of the stock option or SAR is greater than the fair market value of a share of our common stock on the date of such cancellation in exchange for cash or other consideration, in each case, without stockholder approval.

        Transferability of Awards.    Except as our compensation and HR committee may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

        Performance Criteria.    The 2019 Plan provides for grants of performance awards subject to "performance criteria," which may relate to any, or any combination of, the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof), among any other criteria determined by our compensation and HR committee: achievement of research, clinical trial or other drug development objectives; achievement of regulatory objectives; achievement of manufacturing and/or supply chain or other operational objectives; sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, licenses, collaborations and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or any other objectives determined by our compensation and HR committee. Performance criteria and any related targets need not be based on an increase, a positive or improved result or avoidance of loss. Our compensation and HR committee may provide that one or more of the "performance criteria" specified above will be adjusted to reflect events (including, but not limited to, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period that affect the applicable performance criterion or criteria.

        Effect of Certain Transactions.    In the event of a consolidation, merger or similar transaction in which the company is not the surviving corporation, the sale of all or substantially all of the company's assets or common stock, or a dissolution or liquidation of the company, our compensation and HR committee may, with respect to outstanding awards, provide for:

  •
  The assumption, continuation or substitution of some or all awards or any portion thereof by the acquirer or surviving entity;

  •
  The cash payment in respect of some or all awards or any portion thereof equal to the difference between the fair market value of the shares subject to the award and its exercise or purchase price, if any, on such terms and conditions as our compensation and HR committee determines; and/or

  •
  The acceleration of exercisability or delivery of shares in respect of some or all awards or any portion thereof.

        In the case of shares of restricted stock, our compensation and HR committee may require that any amounts delivered, exchanged or otherwise paid in respect of those shares in connection with the transaction be placed in escrow or otherwise made subject to restrictions determined by our compensation and HR committee.

        Adjustment Provisions.    In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, our compensation and HR committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 2019 Plan; the individual award limits; the number and kind of securities subject to, and, if applicable, the exercise or purchase price of, outstanding awards; and any other provisions affected by such event.

        Clawback.    Our compensation and HR committee may provide that outstanding awards and proceeds from the disposition of awards or stock acquired under awards will be subject to forfeiture and disgorgement to the company, with interest and other related earnings, if the participant violates any restrictive covenants by which the participant is bound or any applicable company policy that provides for such forfeiture or disgorgement, or to the extent required by law or applicable stock exchange listing standards and any related company policy.

        Effective Date, Amendments and Termination.    Our board of directors adopted the 2019 Plan on April 10, 2019, subject to approval by our stockholders. If the 2019 Plan is approved by our stockholders, the 2019 Plan will become effective as of the date of such approval. No awards will be granted after the tenth anniversary of the date the 2019 Plan was adopted by our board of directors. Our compensation and HR committee may at any time amend the 2019 Plan or any outstanding award and may at any time terminate the 2019 Plan as to future grants. However, except as expressly provided in the 2019 Plan, our compensation and HR committee may not alter the terms of an award so as to materially and adversely affect a participant's rights without the participant's consent (unless our compensation and HR committee expressly reserved the right to do so at the time the award was granted). Any amendments to the 2019 Plan will be conditioned on stockholder approval to the extent required by law or applicable stock exchange requirements.

Certain Federal Income Tax Consequences

        The following discussion summarizes certain federal income tax consequences associated with certain awards granted under the 2019 Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2019 Plan, nor does it cover state, local or non-U.S. taxes.

        ISOs.    In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the company is not entitled to a deduction.

        NSOs.    In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as a capital gain or loss for which the company is not entitled to a deduction.

        In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

        SARs.    In general, the grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the company.

        Unrestricted Stock Awards.    A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the company.

        Restricted Stock Awards.    A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

        For purposes of determining capital gain or loss on a sale of shares awarded under the 2019 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant's tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

        Restricted Stock Units.    In general, the grant of a restricted stock unit does not itself result in taxable income. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

        Certain Change in Control Payments.    Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the company.

New Plan Benefits

        The future benefits or amounts that would be received under the 2019 Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time.

Vote Required

        The approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes, or otherwise, will not affect the outcome of this proposal.

 PROPOSAL NO. 5—RATIFICATION OF OUR SELECTION OF AUDITORS

Our board recommends that you ratify the selection of
Ernst & Young LLP as our auditors for fiscal year 2019.

        Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2019. The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the books and accounts of Ironwood since 1998 and has audited our financial statements for the years ended December 31, 2018, 2017 and 2016. Detailed disclosure of the audit, audit-related, tax and other fees we paid to Ernst & Young LLP in 2018 and 2017 are set forth below. Based on these disclosures and information in the audit committee report beginning on page 21 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2019.

        Representatives of Ernst & Young LLP are expected to attend the annual meeting to answer any questions and they will have the opportunity to make a statement if they wish.

        The table below presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2018 and 2017 for the audits of our annual financial statements, and fees billed for other services rendered by Ernst & Young LLP during those periods. It is the audit committee's policy that all audit and non-audit services to be performed by Ernst & Young LLP be pre-approved. The audit committee annually reviews and pre-approves the permissible services that may be provided by Ernst & Young LLP to assure the provision of such services does not impair the auditor's independence. In accordance with the pre-approval policy, our management informs the audit committee of each service performed by Ernst & Young LLP pursuant to the pre-approval policy. Requests to provide services that require separate approval by the audit committee are submitted to the audit committee or its designee by both our chief financial officer or chief accounting officer and Ernst & Young LLP. All of the services described in the following fee table were approved in conformity with the audit committee's pre-approval policy.

	2018	2017
Audit	$994,154	$1,027,904
Audit-related	$1,564,161	$65,000
Tax	$—	$—
All other	$6,910	$307,700

	$2,565,225	$1,400,604

        Audit fees for 2018 and 2017 were for professional services rendered for the audits of our financial statements and internal controls over financial reporting, including accounting consultation, and reviews of quarterly financial statements, as well as for services that are normally provided in connection with regulatory filings or engagements, including auditor consents.

        Audit-related fees for 2018 were principally comprised of services provided in connection with the Separation, including the review and/or audit of Cyclerion carveout financial statements. Audit-related fees for 2018 and 2017 included accounting consultations associated with the anticipated adoption of new accounting standards. All audit-related fees were approved by the audit committee.

        Other services included license fees for a web-based accounting research tool in 2018 and due diligence activities performed during 2017. All other fees were approved by the audit committee.

        Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2018 or 2017.

Vote Required

        The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter. Abstentions will not affect the outcome of this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, executive officers and beneficial owners of more than 10% of our common stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our securities with the SEC. Our staff assists our directors and executive officers in preparing ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based on a review of the copies of reports filed by us or by our 10% stockholders and representations that no other reports were required, we believe that during 2018 our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER COMMUNICATIONS, PROPOSALS AND NOMINATIONS FOR DIRECTORSHIPS

Communications

        A stockholder may send general communications to our board, any committee of our board or any individual director by directing such communication to General Counsel, Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142. All communications will be reviewed by our general counsel and, if requested by the stockholder, forwarded to our board or an individual director, as applicable. Our general counsel reserves the right not to forward to our board or any individual director any abusive, threatening or otherwise inappropriate materials.

        Any request for materials or other communications directed to our Secretary should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142.

Proposals and Nominations

        Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2020 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than [            ] in order for such proposal to be included in our proxy materials.

        Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2020 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2020 annual meeting of stockholders must be received by us no earlier than March 1, 2020 and no later than March 31, 2020, unless the date of the 2020 annual meeting of stockholders is more than 30 days from the anniversary date of the 2019 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2020 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after March 31, 2020, our bylaws provide that the nomination or the proposal shall be disregarded.

 SEC FILINGS

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its website at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142, Attention: Corporate Communications, telephone: (617) 621-7722.

Appendix A

Proposed Amendment to our Certificate of Incorporation

        The proposed amendment to the Company's Certificate of Incorporation would revise Article VII, Sections B and C thereof as shown below (new language is indicated by bolded underlined text, and deletions are indicated by strikethroughs):

B.    Directors; Election; Term of Office.

  1.
  Until the Company's 2022 annual meeting of stockholders, t~~T~~he directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. ~~At the first~~Class III directors elected at the 2019 annual meeting of stockholders ~~following the Effective Time, the term of office~~shall have terms expiring at the 2022 annual meeting of stockholders. Notwithstanding the foregoing, at the 2020 annual meeting of stockholders, the successors of the Class I directors ~~shall expire, and Class I directors~~whose terms expire at that meeting shall be elected for ~~a full term of three years. At the second~~terms expiring at the 2021 annual meeting of stockholders; ~~following the Effective Time, the term of office~~and at the 2021 annual meeting of stockholders, the successors of the Class II directors ~~shall expire, and Class II~~whose terms expire at that meeting shall be elected for terms expiring at the 2022 annual meeting of stockholders. Commencing with the 2022 annual meeting of stockholders, the classification of the Board of Directors shall cease, and all directors shall be elected for ~~a full term of three years. At the third annual meeting of stockholders following the Effective Time, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years. At each~~terms expiring at the next succeeding annual meeting of stockholders.~~, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing,~~ E~~e~~ach director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

  2.
  For so long as the Board of Directors is classified, i~~I~~n the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors among the three classes of directors.

  3.
  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. The directors of the Corporation need not be elected by written ballot unless the By-laws of the Corporation so provide.

C.
Removal. Subject to the preferences applicable to any series of Preferred Stock, for so long as the Board of Directors is classified, the directors of the Corporation may be removed only for cause by the stockholders entitled to vote thereon; thereafter, the directors of the Corporation may be removed with or without cause by the stockholders entitled to vote thereon.

A-1

Appendix B

2019 Equity Incentive Plan

IRONWOOD PHARMACEUTICALS, INC.
2019 EQUITY INCENTIVE PLAN

1.    DEFINED TERMS

        Exhibit A, which is incorporated by reference, defines the terms used in the Plan and includes certain operational rules related to those terms.

2.    PURPOSE

        The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock, Stock-based and other incentive Awards. The Plan is effective as of the Effective Date.

3.    ADMINISTRATION

        The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock, or other property); prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan are conclusive and bind all persons.

4.    LIMITS ON AWARDS UNDER THE PLAN

        (a)    Number of Shares.    Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (1) 10,000,000 shares, plus (2) any shares of Stock underlying awards that are forfeited, expired or are cancelled without the delivery of shares of Stock under the Company's Amended and Restated 2005 Stock Incentive Plan or the Company's Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan on and following the Effective Date (each, a "Prior Plan Award"). Up to the total number of shares of Stock set forth in the preceding sentence may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. Further, (i) any shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or Prior Plan Award in satisfaction of tax withholding requirements with respect to an Award or Prior Plan Award, (ii) the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) the number of shares of Stock underlying any Awards or Prior Plan Awards that are settled in cash, expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance of Stock will not be available for grant under the Plan. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with Section 422.

        (b)    Substitute Awards.    The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Stock issued under Substitute Awards will be in addition to and will not reduce the number of shares available for Awards under the Plan set forth in Section 4(a), but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash, expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock, the shares of Stock previously subject to such Award will not be available for future grants under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to, or counted toward, the per-Participant Award limits described in Section 4(d) below.

        (c)    Type of Shares.    Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

        (d)    Individual Limit.

          (1)   Awards comprising no more than 2,000,000 shares of Stock may be granted to any person under the Plan in any calendar year. In applying the foregoing limit, (i) all Awards granted to the same person in the same calendar year are aggregated and made subject to one limit; (ii) the limit as applicable to Stock Options and SARs refers to the number of shares of Stock underlying those Awards; and (iii) the share limit as applicable to Awards other than Stock Options and SARs refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards assuming a maximum payout.

          (2)   Notwithstanding the foregoing limit, the aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, for his or her services as a Director during such calendar year may not exceed $600,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules, assuming a maximum payout.

5.    ELIGIBILITY AND PARTICIPATION

        The Administrator shall select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a "parent corporation" or "subsidiary corporation" of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.    RULES APPLICABLE TO AWARDS

        (a)    All Awards.

          (1)    Award Provisions.    The Administrator shall determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

          (2)    Term of Plan.    No Awards may be made after 10 years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

          (3)    Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant's lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant.

  The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such limitations as the Administrator may impose.

          (4)    Vesting.    The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, including, but not limited to, in connection with providing consideration for a restrictive covenant, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant's Employment ceases:

            (A)  Except as provided in (B) and (C) below, immediately upon the cessation of the Participant's Employment each Stock Option and SAR that is then held by the Participant or by the Participant's permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant's permitted transferees, if any, to the extent not already vested will be forfeited.

            (B)  Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant's permitted transferees, if any, immediately prior to the cessation of the Participant's Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

            (C)  Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant's permitted transferees, if any, immediately prior to the cessation of the Participant's Employment due to death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant's cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate. In addition, if the Participant's Employment ceases for any reason other than pursuant to (D) below and in the three months following such cessation of Employment the Participant dies or experiences a Disability, the exercisability of all Stock Options and SARs held by the Participant or the Participant's permitted transferees, if any, will automatically be extended upon such event and will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant's cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

            (D)  All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant's permitted transferees, if any, immediately prior to the cessation of the Participant's Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant's Employment to be terminated for Cause.

          (5)    Recovery of Compensation.    The Administrator may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Stock acquired under Awards will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant by which he or she is bound, or (ii) any

  Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Administrator may require forfeiture and disgorgement to the Company of outstanding Awards and the proceeds from the exercise or disposition of Awards or Stock acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act, or any related Company policy. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees or will be deemed to have agreed to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

          (6)    Taxes.    The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary, including, but not limited to, (a) providing that the Administrator may hold back shares of Stock from an Award, (b) permitting a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements, or (c) permitting an authorized broker-dealer to sell shares of Stock subject to an Award and remit the cash proceeds of such sale to the Company to satisfy any tax withholding requirements related to such Award (provided that such arrangements will not result in withholding in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules).

          (7)    Dividends and Dividend Equivalents.    The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

          (8)    Rights Limited.    Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

          (9)    Coordination with Other Plans.    Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

          (10)    Section 409A.

            (A)  Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

            (B)  Notwithstanding Section 9 of this Plan or any other provision of this Plan or any Award agreement to the contrary, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

            (C)  If a Participant is deemed on the date of the Participant's termination of Employment to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a "separation from service", such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such "separation from service" and (ii) the date of the Participant's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

            (D)  For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.

            (E)  With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a "change in control event" within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

        (b)    Stock Options and SARs.

          (1)    Time and Manner of Exercise.    Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

          (2)    Exercise Price.    The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of subsection (b)(6) of Section 422, 110%)

  of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

          (3)    Payment of Exercise Price.    Where the exercise of an Award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

          (4)    Maximum Term.    The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).

          (5)    No Repricing.    Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.    EFFECT OF CERTAIN TRANSACTIONS

        (a)    Covered Transactions.    Except as otherwise expressly provided in an Award agreement, another agreement between the Company and a Participant, or the Company's Change of Control Severance Plan or otherwise by the Administrator, the following provisions will apply in the event of a Covered Transaction:

          (1)    Assumption or Substitution.    If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

          (2)    Cash-Out of Awards.    Subject to Section 7(a)(5) below, the Administrator may provide for payment (a "cash-out"), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if the exercise or purchase price (or base value) of an

  Award is equal to or greater than the Fair Market Value of one share of Stock, the Award may be cancelled with no payment due hereunder or otherwise in respect of such Award.

          (3)    Acceleration of Certain Awards.    Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

          (4)    Termination of Awards upon Consummation of a Covered Transaction.    Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon consummation of the Covered Transaction, other than any Award that is assumed or substituted pursuant to Section 7(a)(1) above.

          (5)    Additional Limitations.    Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

        (b)    Changes in and Distributions with Respect to Stock.

          (1)    Basic Adjustment Provisions.    In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company's capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be issued under the Plan and to the maximum share limits described in Section 4(d), and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

          (2)    Certain Other Adjustments.    The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, to the extent applicable.

          (3)    Continuing Application of Plan Terms.    References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.    LEGAL CONDITIONS ON DELIVERY OF STOCK

        The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been registered with the U.S. Securities and Exchange Commission and listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan or the Shares will be evidenced by book-entry, the Administrator may require that any certificates evidencing Stock issued under the Plan or the book-entry reflecting the issuance of Stock under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold any such certificates pending lapse of the applicable restrictions.

9.    AMENDMENT AND TERMINATION

        The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant's consent, alter the terms of an Award so as to affect materially and adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code) or applicable stock exchange requirements, as determined by the Administrator.

10.    OTHER COMPENSATION ARRANGEMENTS

        The existence of the Plan or the grant of any Award will not affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.    MISCELLANEOUS

        (a)    Waiver of Jury Trial.    By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

        (b)    Limitation of Liability.    Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest or penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to an Award.

12.    ESTABLISHMENT OF SUB-PLANS

        The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local-law compliance purposes or other administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, such limitations on the Administrator's discretion under the Plan, and such additional terms and conditions, as the Administrator deems necessary or desirable. Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

13.    GOVERNING LAW

        (a)    Certain Requirements of Corporate Law.    Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

        (b)    Other Matters.    Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

        (c)    Jurisdiction.    By accepting (or being deemed to have accepted) an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

        The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

        "Accounting Rules":    Financial Accounting Standards Board Accounting Standards Codification Topics 505 and 718, as applicable, or any successor provision.

        "Administrator":    The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term "Administrator" will include the person or persons so delegated to the extent of such delegation. Notwithstanding the foregoing, only the Board or the Compensation Committee shall be authorized to grant an Award to any director of the Company or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

        "Award":    Any or a combination of the following:

            (i)  Stock Options.

           (ii)  SARs.

          (iii)  Restricted Stock.

          (iv)  Unrestricted Stock.

           (v)  Stock Units, including Restricted Stock Units.

          (vi)  Performance Awards.

         (vii)  Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

        "Board":    The Board of Directors of the Company.

        "Cause":    With respect to a Participant, (i) dishonesty with respect to the Company or any affiliate of the Company, (ii) insubordination, substantial malfeasance or non-feasance of duty, (iii) unauthorized disclosure of confidential information, (iv) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any affiliate of the Company, and (v) conduct substantially prejudicial to the business of the Company or any affiliate of the Company; provided, however, that this definition of "Cause" shall be superseded by (a) the definition of "Cause" contained in an agreement between a Participant and the Company or any affiliate of the Company that is in effect at the time of such termination, with respect to that Participant and (b) the definition of "Cause" contained in the Company's Change of Control Severance Benefit Plan to the extent such plan is in effect at the time of such termination, the Participant is a participant in such plan and such termination occurs within the period during which the Participant is eligible for enhanced severance benefits under the Company's Change of Control Severance Benefit Plan. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company; provided, however, that if the determination is made within the period during which the Participant is eligible for enhanced severance benefits under the Company's Change of Control Severance Benefit Plan, then the determination will be subject to de novo review.

        "Code":    The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

        "Compensation Committee":    The Compensation and HR Committee of the Board.

        "Company":    Ironwood Pharmaceuticals, Inc., a Delaware corporation.

        "Covered Transaction":    Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

        "Date of Adoption":    The earlier of the date the Plan was approved by the Company's stockholders or adopted by the Board, as determined by the Committee.

        "Director":    A member of the Board who is not an Employee.

        "Disability":    A disability that would entitle a Participant to long-term disability benefits under the Company's long-term disability plan in which the Participant participates. If a Participant does not participate a long-term disability plan of the Company, Disability means a permanent and total disability as defined in Section 22(e)(3) of the Code.

        "Effective Date":    The date on which the Plan is first approved by the Company's stockholders.

        "Employee":    Any person who is employed by the Company or any of its subsidiaries.

        "Employment":    A Participant's employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant's employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant's Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or any of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of "nonqualified deferred compensation" (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a "separation from service" (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a "separation from service" has occurred. Any such written election will be deemed a part of the Plan.

        "Exchange Act":    The Securities Exchange Act of 1934, as amended.

        "Fair Market Value":    As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

        "ISO":    A Stock Option intended to be an "incentive stock option" within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

        "NSO":    A Stock Option that is not intended to be an "incentive stock option" within the meaning of Section 422.

        "Participant":    A person who is granted an Award under the Plan.

        "Performance Award":    An Award subject to Performance Criteria.

        "Performance Criteria":    Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to the Participant individually, or to a business unit or division or the Company as a whole and may relate to any or any combination of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, product or product candidate, project or geographical basis or in combinations thereof), among any other criteria determined by the Administrator: achievement of research, clinical trial or other drug development objectives; achievement of regulatory objectives; achievement of manufacturing and/or supply chain or other operational objectives; sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, licenses, collaborations and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or any other objectives determined by the Administrator. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted to reflect events (including, but not limited to, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period that affect the applicable Performance Criterion or Criteria.

        "Plan":    The Ironwood Pharmaceuticals, Inc. 2019 Equity Incentive Plan, as from time to time amended and in effect.

        "Restricted Stock":    Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified service or performance-based conditions are not satisfied.

        "Restricted Stock Unit":    A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

        "SAR":    A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value at the discretion of the Administrator) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

        "Section 409A":    Section 409A of the Code.

        "Section 422":    Section 422 of the Code.

        "Stock":    Class A common stock of the Company, par value $0.001 per share.

        "Stock Option":    An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

        "Stock Unit":    An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

        "Substitute Awards":    Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

        "Unrestricted Stock":    Stock not subject to any restrictions under the terms of the Award.

PRELIMINARY – SUBJECT TO COMPLETION VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IRONWOOD PHARMACEUTICALS, INC. 301 BINNEY STREET CAMBRIDGE, MA 02142 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E75744-P22797 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY IRONWOOD PHARMACEUTICALS, INC. The Board of Directors recommends you vote FOR the following: 1.Election of Directors Nominees: For Withhold For All To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. All All Except 01) Andrew Dreyfus 02) Julie H. McHugh 03) Edward P. Owens The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Approval, by non-binding advisory vote, of the compensation paid to the named executive officers. 3. Approval of an amendment to the Company's Certificate of Incorporation to declassify the Board of Directors. 4. Approval of the Company's 2019 Equity Incentive Plan. 5. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2019. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E75745-P22797 PRELIMINARY – SUBJECT TO COMPLETION IRONWOOD PHARMACEUTICALS, INC. Annual Meeting of Stockholders Thursday, May 30, 2019 9:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Mark Mallon and Gina Consylman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on Thursday, May 30, 2019 at Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, MA 02142, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy previously given and acknowledge(s) receipt of the notice and proxy statement for the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side